UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BOB EVANS FARMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

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Proxy Statement Notice of Annual Meeting of Stockholders August 23, 2017

Annual Meeting Of Stockholders

August 23, 2017

Meeting Begins at 8:00 a.m. Eastern Time

Doors Open at 7:30 a.m. Eastern Time

Instructions for Attending the Annual Meeting in Person

If you arrive at the Annual Meeting without the required items described below, we are sorry but we will not be able to admit you to the Annual Meeting.

Stockholders of record as of June 30, 2017 are welcome to attend the

2017 Annual Meeting of Stockholders of Bob Evans Farms, Inc.

Please note the following admission requirements:

1.	Please bring the original (not a copy) of the Admission Ticket attached to the proxy card, or the Notice of Internet Availability of Proxy Materials, that was mailed to you, and provide a government-issued picture identification card, such as your driver’s license; or

2.	Bring an account statement from your broker or bank indicating your name and the number of shares of Bob Evans stock owned on June 30, 2017, and provide a government-issued picture identification card, such as your driver’s license.

3.	If you are the representative of a corporation, limited liability company, partnership, or other legal entity that holds shares of our common stock, you may use methods 1 or 2 above, but also bring evidence of your authority to represent the legal entity at the meeting, such as a letter from an officer of the entity. Only one representative of an entity may attend the meeting.

Thank you for your understanding and cooperation!

Cameras and recording equipment, or similar devices, are not allowed into the Annual Meeting, and cell phones must be turned off.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON AUGUST 23, 2017

The Notice of Internet Availability of Proxy Materials, Notice of Meeting and

Proxy Statement are available free of charge at: www.proxyvote.com

ANNUAL MEETING OF STOCKHOLDERS

Stock Ownership of Certain Beneficial Owners and Management	71

Stockholder Proposals for the 2018 Annual Meeting	73

Other Matters	74

Requests for Certain Documents	74

Wednesday, August 23, 2017 at 8:00 a.m. Eastern Time

Dear Stockholder:

We invite you to attend the 2017 Annual Meeting of Stockholders of Bob Evans Farms, Inc. The Annual Meeting will be held on Wednesday, August 23, 2017, at 8:00 a.m. Eastern Time at The Dan Evans Training Center, 8111 Smith’s Mill Road, New Albany, Ohio.

Business for our 2017 Annual Meeting includes:

1.	Electing 9 director nominees to the Company’s Board of Directors, each to hold office until our 2018 Annual Meeting of Stockholders and a successor is elected;
2.	Approving, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;
3.	Approving, on an advisory basis, the frequency of future advisory votes on executive compensation;
4.	Ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm; and
5.	Transacting other business that may properly come before the Annual Meeting, if any.

The above matters are more fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the meeting.

The Board has set June 30, 2017, as the record date for the meeting. This means that only stockholders of record at the close of business on that date are entitled to vote in person or by proxy at the meeting. This proxy statement and the form of proxy are first being mailed or provided to stockholders on or about July 14, 2017.

Please make sure you bring the necessary items for admission to the meeting, see the “Instructions for Attending the Annual Meeting in Person” on the inside cover page.

By Order of the Board of Directors,

Colin M. Daly, Executive Vice President, General

Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope, whether or not you plan to attend the meeting. If you own shares in a brokerage account, your broker may not be able to vote your shares on the election of directors and other important matters unless you provide voting instructions to your broker. THEREFORE, IT IS VERY IMPORTANT THAT YOU EXERCISE YOUR RIGHT AS A STOCKHOLDER AND VOTE ON ALL PROPOSALS.

Proxy Statement Summary

Matters to Be Voted on at the Annual Meeting

1.	Proposal 1: Election of Directors

✓ Douglas N. Benham	✓ Eileen A. Mallesch
✓ Charles M. Elson	✓ Larry S. McWilliams
✓ Mary Kay Haben	✓ J. Michael Townsley
✓ David W. Head	✓ Michael F. Weinstein
✓ Kathleen S. Lane

2.	Proposal 2: Approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

3.	Proposal 3: Approve, on an advisory basis, the frequency of future advisory votes on executive compensation;

4.	Proposal 4: Ratify Ernst & Young LLP as our independent public accounting firm; and

5.	Other business that may properly come before the Annual Meeting, if any.

Board Vote Recommendation
Proposal	Item	Recommendation
Proposal 1:	Election of 9 Directors	FOR EACH NOMINEE
Proposal 2:	Advisory Vote of Executive Compensation	FOR
Proposal 3:	Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation	FOR approval of every one year for future advisory votes regarding executive compensation
Proposal 4:	Ratify Ernst & Young LLP as our independent public accounting firm	FOR

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GOVERNANCE HIGHLIGHTS

•	The Board of Directors of the Company (the “Board”) has a Lead Independent Director (“LID”).
•	All directors are elected annually.
•	Directors are elected by a majority vote of the stockholders, with a plurality carve-out in the case of contested elections.
•	The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated By-laws (“By-laws”) allow stockholders to remove a director by a majority vote of the stockholders.
•	The Company’s By-laws can be amended by the Board or by a majority vote of the stockholders.
•	A special meeting of stockholders can be called by stockholders holding 25% of the outstanding common stock.
•	The Board is comprised of members with a variety of professional backgrounds and is focused on diversity, including through women serving as Lead Independent Director and Audit Committee chair.
•	All Board members have expert and varied professional backgrounds including packaged food, restaurants, retail, food service, financial, accounting, legal, corporate governance, IT and cyber-security, M&A, and human resources, as well as other valuable backgrounds and experiences - all in complex business organizations.
•	We have frequent Board and committee meetings to ensure awareness and alignment: in fiscal 2017 there were 18 Board meetings and each committee met between 6 and 9 times.
•	Executive sessions of independent directors are held at most regularly-
scheduled Board and committee meetings.
•	Each director undergoes annual Board and committee self-assessments.
•	A Board member is required to resign upon a material change in the director’s occupation, subject to acceptance by the Board.
•	A Board member must receive approval prior to joining another public company’s board of directors and may not serve on more than three other public company boards.
•	Board term limit of 15 years, and directors cannot be nominated for re-election after their 72nd birthday.
•	The Board, each of the Company’s officers and all other Company employees are subject to the Company’s publicly available Code of Conduct and Corporate Governance Principles.
•	All directors and employees are subject to policies prohibiting hedging and pledging of Company stock.
•	Board has an active role in enterprise risk management and oversight.
•	There are no related person transactions involving any Board member or officers of the Company.
•	The Board cannot issue blank check preferred stock.
•	There is an active stockholder engagement program.
•	We have an established and published whistleblower hotline procedure for accounting as well as other matters, which can be used anonymously.
•	More information on the Company’s Corporate Governance can be found at our website, www.bobevansgrocery.com, in the “Investors” section under “Corporate Governance.”

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COMPENSATION HIGHLIGHTS

•	General stockholder satisfaction and approval of the executive compensation program with a 84.75% approval by the stockholders last year.
•	Executive compensation program is performance based with an emphasis on equity grants to align our management with our stockholders.
•	We do not provide tax gross-ups of any kind to directors or officers.
•	We have a “double trigger” change in control provision.
•	All members of the Compensation Committee and the Nominating & Corporate Governance Committee are fully independent.
•	We have had a compensation recoupment (i.e., “clawback”) policy in effect since 2009.
•	The Compensation Committee, in concert with the general review of the enterprise risks led by the Audit Committee, conducts an annual review and assessment of potential risks arising from our executive compensation programs and policies, with a current determination that there is a low risk level associated with such programs and policies.
•	There are meaningful stock ownership requirements for directors and officers. All directors and officers are in compliance with the ownership requirements (after taking into account compliance grace periods).
•	Named executive officers (the “NEOs”) and non-employee

directors not meeting the applicable stock ownership guidelines (regardless of the compliance grace period) must retain the Company stock provided through equity grants (except stock netted for taxes) until they meet, and then must retain to maintain compliance with, the ownership requirements.

•	The Compensation Committee issues either performance stock units (“PSUs”) or restricted stock units (“RSUs”) and is not currently issuing stock options or stock appreciation rights.
•	We fully disclose the performance measures, as well as the minimum/threshold, target and maximum levels for awards, in a fully transparent and easy to understand format so that our stockholders can easily understand our compensation philosophy and how it is implemented.
•	Our executive officers’ compensation is reviewed every year. A full review utilizing the independent compensation consultant is conducted every other year to promote efficiency.
•	No special executive retirement programs are in place. The SERP Plan was closed to future participants and existing participants (two NEOs) receive $1 per year as funding.
•	No material perquisites are provided to board members or executives.
•	Board members are compensated on a fixed retainer and not on a per meeting fee basis.

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8111 Smith’s Mill Road

New Albany, Ohio 43054

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting be held? The Annual Meeting will be held on Wednesday, August 23, 2017 at 8:00 a.m. Eastern Time, at The Dan Evans Training Center, 8111 Smith’s Mill Road, New Albany, Ohio 43054. Doors open at 7:30 a.m.

Why did I receive these proxy materials? You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and is intended to assist you in making an informed vote. This proxy statement and accompanying materials are being mailed on or about July 14, 2017.

What is the notice I received in the mail regarding the Internet availability of proxy materials? Pursuant to rules adopted by the SEC, the Company uses the Internet as the primary means of furnishing proxy materials to stockholders. Accordingly, the Company sends a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. The Company’s proxy materials are also available on our website, www.bobevansgrocery.com, in the “Investors” section under “Financials & Filings.”

What proposals will be voted on at the Annual Meeting? There are four proposals currently scheduled to be voted on at the Annual Meeting:

Proposal 1	– Election of 9 directors to the Company’s Board, each to hold office until our 2018 Annual Meeting and a successor is elected;

Proposal 2	– Approval, on an advisory basis, of the compensation of the Company’s NEOs;

Proposal 3	– Approval, on an advisory basis, of the frequency of an advisory vote on executive compensation; and

Proposal 4	– Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

Who may vote at the Annual Meeting? The record date for the Annual Meeting is June 30, 2017. Only stockholders of record at the close of business on June 30, 2017 are entitled to attend and vote at the Annual Meeting. At the close of business on June 30, 2017, there were 19,930,672 shares of our common stock outstanding.

If you are a stockholder of record at close of business on June 30, 2017, you can vote in person at the Annual Meeting or by proxy. Each share of common stock entitles the holder to one vote.

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What is the difference between holding shares as a “stockholder of record” and in “street name?” If your shares are registered directly in your name with the Company’s transfer agent, you are considered the “stockholder of record” of those shares. Alternatively, if your shares are held in an account at a broker, bank or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares and that organization is the “stockholder of record,” not you.

We sent these proxy materials directly to all stockholders of record. As a stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the proxy card, as described under “How can I vote my shares without attending the Annual Meeting?”

If your shares are held by your broker and are in “street name,” you have the right to direct your broker on how it should vote your shares. Your broker will send you materials and instructions on how to vote your shares.

Your broker, bank or other organization may not be able to vote your shares on the election of directors and other important matters at the Annual Meeting unless you direct them how to vote. Your broker, bank or other such organization has enclosed a voting instruction form for you to use to direct the organization holding your shares regarding how to vote your shares. Please provide instructions how to vote your shares using the voting instruction form you received from them.

Who can attend the Annual Meeting? Only stockholders of record at the close of business on June 30, 2017 are permitted to attend the Annual Meeting. If you hold your shares through a broker, bank or other record owner, you may attend the Annual Meeting only if you bring a legal proxy or a copy of a statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the close of business on June 30, 2017. Additionally, in order to be admitted to the Annual Meeting, all stockholders must bring a government-issued picture identification to verify their identities.

How can I vote my shares in person at the Annual Meeting? Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification and you will be provided with a ballot at the meeting.

How can I vote my shares without attending the Annual Meeting? Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, there are three ways to vote by proxy:

•	Internet – You can vote over the Internet following the instructions on the enclosed proxy card;
•	Telephone – You may vote by telephone by following the instructions on the enclosed proxy card; or
•	Mail – You can vote by mail by signing and dating the enclosed proxy card and returning it promptly in the postage-paid envelope provided.

If you hold your shares in street name through an organization such as a broker, you should follow the voting instructions provided to you by that organization.

How many votes do I have? Each stockholder has one vote for every share of the Company’s

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common stock owned of record or beneficially.

Can I cumulate my votes? Under our By-laws, cumulative voting is not allowed.

How will my shares be voted? If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct.

If you submit a valid signed proxy card prior to the Annual Meeting, but do not complete the voting instructions on that card, your shares will be voted “FOR” the election of all of the Company’s director nominees, “FOR” Proposal 2 (approval, on an advisory basis, of the compensation of the Company’s named executive officers), “FOR EVERY ONE YEAR” Proposal 3 (approval, on an advisory basis, of the frequency of an advisory vote on executive compensation) and “FOR” Proposal 4 (ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm).

As of the date of this proxy statement, your Board knows of no business other than that set forth herein to be transacted at the Annual Meeting. If other matters requiring a vote do arise, it is the intention of the persons named in the proxy card to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

What does it mean if I receive more than one proxy statement or proxy card? If you receive multiple proxy statements or proxy cards, it may mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares.

How does the Bob Evans Board recommend I vote? Your Board unanimously recommends you vote using the proxy card,

1.	“FOR ALL” Proposal 1 - the directors nominated by your Board,
2.	“FOR” Proposal 2 - approval, on an advisory basis, of the compensation of the Company’s named executive officers,
3.	“FOR EVERY ONE YEAR” Proposal 3 - approval, on an advisory basis, of a frequency of every one year for future advisory votes regarding executive compensation, and
4.	“FOR” Proposal 4 - ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

May I revoke or change my vote? Yes. If you are a stockholder of record, you may revoke your proxy given pursuant to this solicitation or change your vote in any of the following ways:

•	submitting a later-dated proxy by mail, which we receive prior to the Annual Meeting;
•	casting a new vote through the Internet or by telephone prior to the Annual Meeting;
•	sending written notice of revocation to our Corporate Secretary at 8111 Smith’s Mill Road, New Albany, Ohio 43054, which is received prior to the Annual Meeting; or
•	attending the Annual Meeting and revoking your proxy in person if you are the stockholder of record of your shares.

If your shares are held in street name by an organization such as a broker and you wish to revoke your proxy, you should follow the instructions provided to you by that organization.

Who will count the votes cast at the Annual Meeting? The Company will appoint an inspector of election to serve at the Annual Meeting. The inspector of election for the Annual Meeting will determine the number of votes cast by holders of common stock for all

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matters. Preliminary voting results will be announced at the Annual Meeting, if practicable, and final results will be announced when certified by the inspector of election.

How can I find the voting results of the Annual Meeting? We will include the voting results in a Current Report on Form 8-K, that we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.

Who pays the cost of proxy solicitation?

We will pay for the entire cost of soliciting proxies on behalf of the Company, including the costs of preparing, assembling, printing, mailing and distributing these proxy materials and accompanying proxy cards. We will also reimburse brokerage firms, banks and other agents for the costs of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by mail, by telephone, via the Internet, press releases or advertisements. Directors and employees will not be paid any additional compensation for soliciting proxies. Innisfree M&A Incorporated (“Innisfree”), our proxy solicitor, will be paid a fee of approximately $15,000, for rendering solicitation services. In addition, we have agreed to reimburse Innisfree for its expenses, and to indemnify it against certain liabilities relating to or arising out of their engagement.

What is a “broker non-vote” and how will my shares held in street name be voted if I do not provide my proxy? A “broker non-vote” occurs when a beneficial owner holds shares in “street name” through a broker, bank or similar organization, and the beneficial owner does not provide the broker with instructions on how to vote the shares on “non-routine”

matters. Brokers cannot vote your shares on non-routine matters, such as the election of our directors, or approval, on an advisory basis of the compensation of the Company’s NEOs, unless they receive instructions on how to vote from the beneficial owner at least ten days before the Annual Meeting.

What if my shares are held through our 401K Plan? If you participate in our 401K Plan and have money invested in the Bob Evans Farms, Inc. common stock fund, you will receive a proxy card for you to use to instruct the trustee of our 401K Plan how to vote your shares. If you do not instruct the trustee how to vote, then the shares you hold through the 401K Plan will not be voted.

What constitutes a quorum? We must have a quorum at the Annual Meeting to take any action at the Annual Meeting. Under our By-laws, a quorum is the presence at the Annual Meeting, in person or by proxy, of a majority of the issued and outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and “broker non-votes” are counted for purposes of determining a quorum.

What are the voting requirements for the proposals discussed in the proxy statement?

Proposal 1 – Election of 9 directors to the Bob Evans Board of Directors, each to hold office until our 2018 Annual Meeting of Stockholders and a successor is elected. A director nominee will be elected to the Board only if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominees election (with abstentions and broker non-votes not counted as either for or against such election). Under our Corporate Governance Principles and By-laws, each incumbent nominee for director agrees that if he or she fails to receive the required majority vote in a director election, the director will tender a resignation for consideration by the Nominating and

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Corporate Governance Committee (“NCG Committee”) and, ultimately, the Board. If the resignation is rejected, the nominee will continue to serve on the Board.

Proposal 2 – Approval, on an advisory basis, of the compensation of the Company’s NEOs. Under our By-laws, the approval of the advisory resolution on executive compensation requires the affirmative vote of the holders of a majority of votes represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will be counted as votes “AGAINST” the proposal. Any broker non-votes will not be treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting with respect to this proposal, and will not be considered to have been voted “FOR” or “AGAINST” this proposal. This advisory vote is non-binding but your Board and the Compensation Committee will give careful consideration to the results of voting on this proposal.

Proposal 3 – Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking our stockholders to determine, on an advisory basis, the frequency with which we will include in future annual proxy statements a stockholder advisory vote on the compensation of our NEOs. With respect to Proposal 3, you may vote FOR EVERY ONE YEAR, FOR EVERY TWO YEARS, FOR EVERY THREE YEARS, or you may elect to ABSTAIN from voting. If you abstain from voting on Proposal 3, this abstention will have no effect on the outcome of the vote. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, the outcome of this advisory vote regarding the frequency of a stockholder advisory vote will be determined by which frequency—every year, every two years or every three years—receives the greater number of votes cast.

Proposal 4 – Ratification of the Selection of Independent Registered Public Accounting Firm. Under our By-laws, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of votes represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will be counted as votes “AGAINST” the proposal.

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PROPOSAL 1 - ELECTION OF DIRECTORS

We are proud of the quality, experience, independence and diversity of your Board. In addition to independence, our directors possess a diverse range of experience and skills in restaurant, food products, hospitality, and consumer marketing fields; and leadership experience as current and former executive officers, directors and committee members of other publicly traded companies. Their combined experiences and skills bring to the Board and our Company strong capabilities in the areas of strategy, leadership, finance, operating performance, information technology, and corporate governance.

The names and biographies of each of the 9 director nominees for the Board are set forth below. All of the director nominees for the Board are incumbent directors. In fiscal 2017 our Board was composed of 11 directors. Each of Kevin M. Sheehan and Paul S. Williams provided notice to the Company on May 30, 2017 of such director’s intention to not stand for re-election at the Annual Meeting and, therefore, neither Mr. Sheehan nor Mr. Williams will be included in this proposal for the election of directors at the Annual Meeting. Pursuant to the

Company’s By-laws and assuming all director nominees nominated in this Proposal 1 are elected, the Board intends to reduce the size of the Board from 11 to 9 directors, effective immediately upon the adjournment of the Annual Meeting.

Each of the nominees will be elected to serve as a director until the 2018 Annual Meeting of Stockholders and until his or her respective successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The names of the nominees for director, along with their present positions, their principal occupations, current directorships held with other public companies, as well as directorships with other public companies during the past five years, their ages, and the year first elected as a director, are set forth below. Individual qualifications, experiences and skills that contribute to the Board’s effectiveness as a whole, as determined by the NGC Committee, are also described below.

THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE “FOR ALL” OF THE BOARD’S 9 NOMINEES FOR DIRECTOR LISTED BELOW, ON THE ENCLOSED PROXY CARD.

NOMINEES FOR RE-ELECTION TO THE BOARD OF DIRECTORS

DOUGLAS N. BENHAM
Age:	60
Director Since:	2014
Bob Evans Board Committees:	Executive Chair (“Board Chair”); Finance Committee (Chair)
Other Public Company Boards:	American Homes 4 Rent; CNL Healthcare Properties II, Inc.
Experience:

Executive Chair since August 2015

President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm since 2006

President and Chief Executive Officer of Arby’s Restaurant Group, Inc., from 2004 to 2006

President and Chief Executive Officer of DNB Advisors, LLC. from 2003 to 2004

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Skills and Qualifications:	Mr. Benham serves as chair of the Board and as director because of his extensive knowledge and experience in various areas of the restaurant industry including restaurant operations, food service, as well as real estate, auditing, corporate finance, and mergers and acquisitions. His service as a subsidiary level chief executive officer and chief financial officer, and as a board and committee member of publicly traded companies, is experience the Board considers valuable.

CHARLES M. ELSON
Age:	57
Director Since:	2014
Bob Evans Board Committees:	Compensation Committee, Nominating and Corporate Governance Committee (Chair)
Other Public Company Boards:	HealthSouth Corporation
Experience:

Edgar S. Woolard, Jr. Chair in Corporate Governance and Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000

Of Counsel at Holland & Knight LLP from 1995 to 2016

Consultant to Holland & Knight LLP since 2016

Skills and Qualifications:	Professor Elson has been nominated to serve as a director because of his extensive knowledge, experience and perspective in the areas of corporate governance, executive and board compensation, succession planning, auditing, and strategic planning. His current corporate governance leadership roles and service as a board and committee member of a publicly traded company is experience the Board considers valuable.

MARY KAY HABEN
Age:	61
Director Since:	2012
Bob Evans Board Committees:	Lead Independent Director, Compensation Committee, Nominating and Corporate Governance Committee
Other Public Company Boards:	Equity Residential; The Hershey Company
Experience:

President-North America of the Wm. Wrigley Jr. Company, a leading confectionary company, from 2008 to 2011

Group Vice President and Managing Director North America of the Wm. Wrigley Jr. Company from 2007 to 2008

Executive of Kraft Foods Inc. from 1979 to 2007

Skills and Qualifications:	Ms. Haben has been nominated to serve as a director because of her substantial experience as a brand builder and consumer products business leader, experience in marketing efforts in emerging social media, marketing innovation and brand positioning, as well as acquisitions and productivity initiatives. Ms. Haben also brings gender diversity to the Board.

DAVID W. HEAD
Age:	60
Director Since:	2014

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Bob Evans Board Committees:	Compensation Committee; Finance Committee
Other Public Company Boards:	None
Experience:

President and Chief Executive Officer and Board Member of Primanti Brothers, Inc., a private equity-owned restaurant chain, since 2013

President and Chief Executive Officer and Board Member of O’Charley’s, Inc. from 2010 to 2012

President, Chief Executive Officer and Board Member of Captain D’s LLC from 2006 to 2010

Skills and Qualifications:	Mr. Head serves as a director because of his extensive knowledge, organizational leadership and proven experience in strategic planning, food service operations, marketing, brand building, healthcare and mergers and acquisitions. His current service as the chief executive officer and board member of a rapidly growing restaurant chain is experience the Board considers valuable.

KATHLEEN S. LANE
Age:	60
Director Since:	2014
Bob Evans Board Committees:	Audit Committee; Nominating and Corporate Governance Committee
Other Public Company Boards:	Armstrong Flooring, Inc.
Experience:

Executive Vice President and Chief Information Officer of TJX Companies, Inc., a specialty multi-national apparel retailer with leading retail brands such as T.J. Maxx, Marshalls, and HomeGoods, from 2008 to 2013

Group Chief Information Officer at National Grid Plc., an international electricity and gas utility, from 2006 to 2008

Senior Vice President and Chief Information Officer of Gillette Company (Procter & Gamble) from 2002 to 2006

Skills and Qualifications:	Ms. Lane has 30 years of IT experience, including chief information officer roles in the consumer products, financial services, utilities and retail industries. From her multiple chief information officer roles, Ms. Lane provides the board with a substantial IT and business process background. With this experience she brings to the Board a deep understanding of the IT Services market in general as well as the IT services desired by our customers. Her knowledge is also valuable as we implement our core ERP platform, cyber-security and IT capabilities. Her service as an executive officer and board and committee member of a publicly traded company is experience the Board considers valuable. Ms. Lane also brings gender diversity to the Board.

EILEEN A. MALLESCH
Age:	61
Director Since:	2008
Bob Evans Board Committees:	Audit Committee (Chair); Nominating and Corporate Governance Committee
Other Public Company Boards:	Fifth Third Bancorp; Libbey, Inc.; State Auto Financial Corp.

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Experience:

Senior Vice President and Chief Financial Officer at Nationwide Property & Casualty Insurance, a $16 billion property and casualty insurance company, from 2005 to 2009

Senior Vice President and Chief Financial Officer at Genworth Life Insurance from 2003 to 2005

Vice President and Chief Financial Officer at General Electric Financial Employer Services Group from 2000 to 2003

Skills and Qualifications:	Ms. Mallesch is a Certified Public Accountant and was nominated to serve as a director because of her extensive knowledge and significant experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions. Her experience serving in senior management positions and as a board and committee member for large publicly traded organizations handling complex matters is experience the Board considers valuable. She also brings gender diversity to the Board.
LARRY S. McWILLIAMS
Age:	61
Director Since:	2014
Bob Evans Board Committees:	Audit Committee; Nominating and Corporate Governance Committee
Other Public Company Boards:	Armstrong Flooring, Inc.; Armstrong World Industries, Inc.
Experience:

Co-CEO of Compass Marketing since 2012, a marketing advisory firm to Fortune 500 consumer package companies

Chief Executive Officer at Keystone Foods LLC, a supplier of proteins and distribution services to the McDonalds system, from 2011 to 2012

Senior Vice President at Campbell Soup Company from 2001 to 2011

President at Campbell International, responsible for Campbell’s business in Europe, Latin America and Asia Pacific, from 2005 to 2010

President of Campbell USA from 2004 to 2005

President of Campbell Soup North America from 2003 to 2004

Skills and Qualifications:	Mr. McWilliams was nominated to serve as a director because of his extensive experience in food manufacturing, food marketing, food retailing, customer and executive management as well as his knowledge of food proteins and restaurant operations. His experience serving as an executive officer and board and committee member of a publicly traded company is experience the Board considers valuable.
J. MICHAEL TOWNSLEY
Age:	57
Director Since:	2017
Bob Evans Board Committees:	None
Other Public Company Boards:	None

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Experience:

President and Chief Executive Officer of Bob Evans Farms, Inc. since April 2017

President, BEF Foods, Inc. since June 2008

Member, Chief Executive Officer’s Office of Bob Evans Farms, Inc. from December 2014 to August 2015

President and Chief Operating Officer of Owens Foods, Inc. (formerly Owens Country Sausage) from June 2003 to June 2008

Skills and Qualifications:	Mr. Townsley serves as a director because of his position as our president and chief executive officer and his extensive knowledge and experience in food production operations. Mr. Townsley’s comprehensive understanding of the Company’s operations, along with his active involvement in the Bob Evans organization since 2003, is experience the Board considers valuable.
MICHAEL F. WEINSTEIN
Age:	68
Director Since:	2014
Bob Evans Board Committees:	Compensation Committee, Finance Committee
Other Public Company Boards:	None
Experience:

Chairman and co-founder of INOV8 Beverage Consulting Group, LLC, a beverage consulting firm, since 2012

Chairman of HYDRIVE Energy LLC, from 2006 to 2012

Chairman of INOV8 Beverage Company, LLC from 2005 to 2012

Consultant for Liquid Logic Consulting from January 2004 to December 2004

Skills and Qualifications:	Mr. Weinstein serves as a director because of his extensive knowledge and experience in strategic planning, marketing and branding, consumer and retail products, manufacturing and supply chain logistics. His service as an executive officer and consultant for beverage and confectionary companies is experience the Board considers valuable.

Directors Serving on Boards of Other Public Companies

We believe it is advantageous for our Board members to serve on the boards of other public companies to obtain experience outside of our Company and our industry. To ensure that directors have sufficient time to devote to Board matters, however, our Corporate Governance Principles provide that directors and nominees may not serve on the boards of more than three other publicly traded companies. We have noted above under each nominee’s biography which directors serve on the boards of other publicly traded companies.

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Background to the Board’s Recommendation

The Board’s multi-year succession planning process has resulted in a number of significant changes to the composition of the Board. With the assistance of third party search firms, the Board evaluation and succession planning process resulted in the addition of several highly qualified independent directors who have brought valuable experience and leadership in the restaurant, food service, packaged foods, hospitality, information technology, branding and consumer marketing fields. In addition, four of your directors were elected three years ago as part of a proxy contest, which provided the Board with additional highly qualified directors who have brought valuable experience and leadership in the packaged foods, retail, restaurant and food service. Each of our non-employee directors is independent.

In addition to the fresh and diverse perspectives that this significant succession planning brings to the Board, we believe these directors also provide the Board with the necessary skill sets and expertise that are critical to driving our transformational growth initiatives.

In carrying out its responsibilities to identify, evaluate and recommend director nominees, the NCG Committee considers factors it deems appropriate when evaluating candidates for the Board, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character, experience with businesses and organizations of comparable size, experience with publicly traded companies, professional accomplishments, education, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with Bob Evans and potential conflicts of interest, as well as the ability to represent the interests of all of our stockholders.

While the Board does not have a formal policy on diversity, the NCG Committee takes into account the existing diversity reflected in the members of the Board, including their professional experience, skills, backgrounds and viewpoints, as well as in gender, ethnicity and national origin.

Depending on the current needs of the Board, certain factors may be weighed more or less heavily by the NCG Committee. In considering candidates for the Board, the NCG Committee will evaluate the entirety of each candidate’s credentials. There are no specific minimum qualifications that must be met by a NCG Committee-recommended nominee. Nevertheless, the NCG Committee does believe that all members of the Board should have the highest character and integrity, business experience, a reputation for working constructively with others, sufficient time to devote to Board matters, and no conflict of interest that would interfere with their performance as directors or service on Board committees.

The NCG Committee and the Board believe that each of our 9 nominees has professional experience in areas that are highly relevant to our strategy and operations and offers valuable leadership skills and diverse insight at a critical time for the Company. Among the range of experiences, our nominees’ backgrounds reflect, among others, the following experiences:

•	significant leadership skills, having served as chief executive officers/presidents of significant business operations;

•	substantial financial background, having served as a chief financial officer or principal accounting officer of multiple large business organizations; and

•	meaningful industry expertise in packaged foods, retail, restaurant and/or food service operations, consulting, financial industry analyst services and information technology in public business organizations.

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We also believe that our 9 nominees have other attributes necessary to create an effective board: strong personal and professional ethics, integrity and values; keen vision and long-term strategic perspective; diversity; practical judgment and proven decision-making skills; the ability to devote significant time to serve on your Board and its committees and to work in a collaborative manner with other Board members; and an unwavering commitment to representing the long-term interests of all our stockholders.

Based on the foregoing, the NCG Committee and the Board have concluded that it is in the best interests of the Company and its stockholders for each of the 9 proposed nominees listed above to serve as a director of Bob Evans.

Our By-laws and Corporate Governance Principles provide for a majority voting standard in uncontested director elections. A director nominee will be elected to the Board only if the number of votes cast “FOR” such nominee’s election exceeds the number of votes cast “AGAINST” such nominee’s election (with abstentions and broker non-votes not counted as votes cast either for or against such election). If an incumbent nominee fails to receive the required majority vote in a director election, he or she will tender his or her resignation as a director for consideration by the NGC Committee and, ultimately, the Board.

In the event an incumbent nominee for director does not receive the requisite majority vote, our Corporate Governance Principles and By-laws provide that the NGC Committee will evaluate the circumstances of the failed election and will make a recommendation regarding how to act upon the tendered resignation to the full Board, in light of the best interests of the Company and its stockholders. The full Board will then act upon the resignation, taking into account the recommendation of the NGC Committee, and will publicly disclose the decision regarding the tendered resignation and its rationale within 90 days of the certification of the election results. If the Board accepts the resignation, the nominee will no longer serve on the Board. If the Board rejects the resignation, the nominee will continue to serve on the Board until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

The Board unanimously recommends that our stockholders vote “FOR” each of our nominees.

Director Compensation

Effective March 1, 2015, the NCG Committee, with the assistance of its independent compensation consultant, determined to revise the Director Compensation Program and adopt an annual retainer versus a per meeting compensation system. For fiscal year 2017, each non-employee director received an annual grant of restricted common stock or stock units with a grant date value of approximately $100,000 under and in accordance with our Amended and Restated 2010 Equity and Cash Incentive Plan (the “Equity and Cash Incentive Plan”). Grants were made the day after the Annual Stockholders Meeting. The restricted stock award vests on the one year anniversary of the grant date. During fiscal year 2017, all non-employee directors also received an annual retainer of $75,000 that is paid monthly. The LID received an additional $40,000 annual retainer during fiscal year 2017, $15,000 in cash paid in monthly installments and a grant of RSUs with a value of $25,000 which vests on the one year anniversary of the grant date. The non-employee directors who serve as the chair of a Board committee are paid an annual retainer fee that is paid monthly. During fiscal 2017, the chair of each committee received the following annual amounts: Audit, $12,500; Compensation, $10,000; and NCG, $10,000. The chair of the Finance Committee, as an officer of the Company, does not receive compensation for acting as chair.

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Non-employee Directors are also reimbursed for out-of-pocket expenses for travel to and from Board and committee meetings. We stopped offering group health insurance to future non-employee directors in 2011. Of the directors grandfathered as of that time, Ms. Mallesch is the only active director who has elected to participate in our group health insurance plan. She is (and any other directors who were grandfathered that elect to participate in the future would be) provided this benefit on the same terms as our employees; i.e., we pay the employer portion of their health insurance premiums and the participating directors pay the employee portion of the health insurance premiums. Upon retirement, a director who was eligible to participate in our group health insurance plan, whether or not elected during their term, may continue the coverage but must pay all health insurance premiums, including the employer portion that we pay prior to retirement.

In May 2010, we adopted the Bob Evans Farms, Inc. 2010 Director Deferral Program (“Director Deferral Program”). It is a nonqualified plan designed to provide our non-employee directors with the opportunity to defer compensation and receipt of RSUs on a pre-tax basis. The right of participants to receive their distributions from the Director Deferral Program is not secured or guaranteed, are subject to a substantial risk of forfeiture and remain as part of our general liabilities. Compensation deferred pursuant to the Director Deferral Program, including shares of our common stock, is distributed to the deferring director upon death, disability or other termination of service. In fiscal 2017, Messrs. Benham, Elson, Head, Sheehan, Williams and Weinstein, and Mmes. Haben and Mallesch participated in the deferral plan.

Following the sale of our Bob Evans Restaurants business (the “Restaurants Transaction”), the Board reviewed and determined to adjust the compensation to be paid to our non-employee directors. As a result, following the Annual Meeting, each non-employee director will receive an annual grant of restricted common stock or stock units with a grant date value of approximately $80,000 under our Equity and Cash Incentive Plan, which will vest on the one year anniversary of the grant date. In addition, all non-employee directors will also receive an annual retainer of $60,000 to be paid monthly. Our LID will continue to receive a $40,000 annual retainer, comprised of $15,000 in cash paid in monthly installments and a grant of RSUs with a value of $25,000, which vests on the one year anniversary of the grant date. Finally, the non-employee directors who service as the chair of a Board committee will continue to receive the following annual amounts: Audit, $12,500; Compensation, $10,000; and NCG, $10,000. The chair of the Finance Committee is an officer of the Company and does not receive compensation for his service as chair.

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Fiscal 2017 Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)

Douglas N. Benham(3)	N/A	N/A	N/A	N/A

Charles M. Elson	85,000	100,003	N/A	185,003

Mary Kay Haben	90,000	100,003	N/A	190,003

David W. Head	75,000	100,003	N/A	175,003

Kathy S. Lane	75,000	100,003	N/A	175,003

Eileen A. Mallesch	87,500	100,003	N/A	187,503

Larry S. McWilliams	75,000	100,003	N/A	175,003

Saed Mohseni(3)	N/A	N/A	N/A	N/A

Kevin M. Sheehan	75,000	100,003	N/A	175,003

Michael F. Weinstein	75,000	100,003	N/A	175,003

Paul S. Williams	85,000	100,003	N/A	185,003

(1)	Represents cash paid in fiscal year 2017 for cash retainer fees and Board and committee meeting fees in accordance with the compensation program outlined in the narrative preceding this table.
(2)	Each non-employee director elected to the Board of Directors on August 24, 2016 received a restricted stock grant of 2,640 shares as the annual stock retainer. The amounts reported reflect the fair market value of the stock on the day the shares were granted (calculated using the closing price of our common stock on the grant date) of $37.88. All shares were awarded under and in accordance with our Equity and Cash Incentive Plan.
(3)	Messrs. Benham and Mohseni were employees of the Company and thus did not receive any compensation for serving as a director in 2017.

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PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Committee believes that our executive compensation program implements and achieves the goals of our compensation philosophy. That philosophy, which is set by the Compensation Committee, is to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success. A significant portion of the total compensation opportunity for each of our executive officers is directly related to our stock price performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

We believe that we maintain “best practices” in our executive compensation programs. These practices include the following:

•	Our executive compensation program uses a variety of performance measures designed to reward total Company, business unit and individual performance.
•	We fully disclose the performance measures, as well as the threshold, target and maximum levels for awards, in a fully transparent and easy to understand format so our stockholders can understand our compensation philosophy and how it works.
•	For the fiscal year 2017 and beyond, we adopted a short-term and long-term incentive program for our executives and employees. The performance component of the long-term incentive program awards equity only if certain performance measures are met.
•	Our equity plan has a “share ratio” feature for full value awards, so if we grant a share of restricted stock,
2.63 shares are deducted from the total number of shares available for grant.
•	Our equity plan prohibits the granting of options or stock appreciation rights at less than fair market value.
•	Our equity incentive plan prohibits the re-pricing of equity awards without stockholder approval.
•	We prohibit our executive officers and directors from pledging, hedging, or engaging in any derivatives trading with respect to our shares.
•	Our SERP is closed to future participants and as of fiscal year 2016 we no longer fund or accrue additional benefits. Only two of the current NEOs are participants and each receives annual funding of $1.
•	We require our executive officers and directors to retain and maintain their ownership of Company stock per our stock ownership guidelines. Directors and officers must verify they meet the stock ownership guidelines before being approved for any transactions in the Company’s stock. All of our NEOs and directors are in compliance with the stock ownership guidelines (after taking into account compliance grace periods).
•	Under our recoupment plan, which covers all executive officers, we can recover cash- or equity-based compensation paid to executive officers where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement, or in the event the officer takes actions that are contrary to the best interests of the Company.
•	Our executive compensation program includes a number of controls that mitigate risk, including the executive

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stock ownership guidelines, performance based bonus and long-term incentive compensation, and, our ability to recoup compensation paid to executives.
•	The Compensation Committee has engaged its own independent compensation consultant for officer compensation.
•	The Compensation Committee, in a review with the Audit Committee, conducts an annual review and assessment of potential risks arising from our compensation programs (including the executive compensation program) and policies, and has determined that there is a low risk.
•	Also see the discussion under “Proxy Statement Summary – Compensation Highlights” above.

At our Annual Stockholders Meetings in 2016, the stockholders approved the “say on pay” advisory vote to approve our executive compensation with a “FOR” vote of 84.75 percent of the votes cast.

The Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and in light of the voting results, determined that major changes to our executive compensation programs were not required. The Compensation Committee did however adopt for fiscal years 2016 and 2017 a short-term and long-term incentive plan to better align the executive compensation with the interests of the stockholders.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to support the Company’s business goals and promote short- and long-term profitable growth of the Company. Our equity plans are intended to align compensation with the long-term interests of our stockholders. We encourage stockholders to read the

“Compensation Discussion and Analysis” section of this proxy statement, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation paid to our NEOs. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has supported and will contribute to the Company’s long-term success.

Under our By-laws, the approval of the advisory resolution on executive compensation requires the affirmative vote of the holders of a majority of votes represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will be counted as votes “AGAINST” the proposal. Any broker non-votes will not be treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting with respect to this proposal, and will not be considered to have been voted “FOR” or “AGAINST” this proposal.

This advisory vote is non-binding but the Board and the Compensation Committee will give careful consideration to the results of voting on this proposal.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur at the Annual Stockholders meeting in 2018.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

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PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are asking our stockholders to determine, on an advisory basis, the frequency with which we will include in future annual proxy statements a stockholder advisory vote on the compensation of our NEOs. Consistent with the views of our stockholders expressed in 2011 when we previously held this vote, we have held an advisory vote on executive compensation every year since 2011.

By voting on this Proposal 3, stockholders may indicate whether they would prefer that we provide for a stockholder advisory vote on executive compensation at future annual meetings every year, every two years or every three years.

The Board believes that providing an advisory vote on the compensation of our NEOs every year is the most appropriate alternative. In formulating its recommendation, the Board determined that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement on a more timely and consistent basis than the biennial and triennial alternatives.

Our stockholders will have the opportunity to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, the outcome of this advisory vote regarding the frequency of a stockholder advisory vote will be determined by which frequency—every year, every two years or every three years—receives the greater number of votes cast. Specifically, stockholders are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of the Company determine, on an advisory basis, whether the stockholders of the Company shall have an advisory vote on the compensation of the Company’s named executive officers as set forth in the Company’s proxy statement every one year, every two years or every three years.”

Approval of this proposal requires the affirmative vote of a plurality of the votes cast on this matter. If you abstain from voting on this matter, your abstention will have no effect on the outcome of the vote. Broker non-votes will not impact the outcome of this matter. While this vote is advisory and therefore not binding on us, our Board and our Compensation Committee value the opinions of our stockholders and will take into consideration the outcome of this when making future decisions regarding our executive compensation programs.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” A FREQUENCY OF EVERY ONE YEAR FOR FUTURE ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION.

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PROPOSAL 4 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditors retained to audit our consolidated financial statements. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 27, 2018. Before selecting Ernst & Young LLP, the Audit Committee carefully considered, among other things, that firm’s qualifications as our independent registered public accounting firm and the audit scope. Although not required under Delaware law or our governing documents, as a matter of good corporate governance, the Audit Committee has determined to submit its selection to our stockholders for ratification. In the event that this selection of the independent registered public accounting firm is not ratified by our stockholders at the Annual Meeting, the Audit Committee will review its selection of Ernst & Young LLP.

Under our By-laws, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of votes represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will be counted as votes “AGAINST” the proposal. Ernst & Young LLP will attend the Annual Meeting and will have an opportunity to make a statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-approval of Services Performed by the Independent Registered Public Accounting Firm. Under applicable SEC rules, the Audit

Committee is required to preapprove the audit services and permitted non-audit services performed by the independent registered public accounting firm in order to ensure that they do not impair our auditors’ independence from us. SEC rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Consistent with the SEC’s rules, the Audit Committee has adopted a policy which requires the Audit Committee to pre-approve all audit services and permitted non-audit services provided by the independent registered public accounting firm to us or any of our subsidiaries. The policy contains a list of specific audit services, audit-related services and tax services that have been approved by the Audit Committee up to certain cost levels. This list is reviewed and approved by the Audit Committee at least annually. The preapproval of the services set forth in the list is merely an authorization for management to potentially use the independent registered public accounting firm for such services. The Audit Committee, with input from management, has the responsibility to set the terms of the engagement and negotiate the fees. The Audit Committee must specifically pre-approve any proposed services that are not included in the list or that will exceed the cost levels set forth on the list. The Audit Committee may delegate preapproval authority to its Chair or another member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting. In no event does the Audit Committee delegate to management its responsibility to pre-approve services to be

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performed by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific preapproval by the Audit Committee must be submitted to our Controller and must include a detailed description of the services to be rendered. Our Controller will determine whether such services fall within the list of services that have been preapproved by the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm.

All requests or applications for services to be provided by the independent registered public accounting firm that require specific preapproval by the Audit Committee must be submitted to the Audit Committee by both the independent registered public accounting firm and our Controller and must include a joint statement as to whether, in their views, the request or application is consistent with the SEC’s rules on auditor independence.

Fees of the Independent Registered Public Accounting Firm. The following table shows the fees that we paid or accrued for the audit and other services provided by Ernst & Young LLP for fiscal years 2017, 2016, and 2015. The Audit Committee pre-approved all of the services described below.

	2017	2016	2015
Audit Fees	$1,453,500	$1,796,734	$1,763,626
Audit-Related Fees	$0	$0	$34,000
Tax Fees	$222,500	$217,500	$207,700
All Other Fees	$0	$0	$0

Total Fees	$1,676,000	$2,014,234	$2,005,326

Audit Fees:  This category includes the audit of our annual financial statements, the audit of internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees:  This category consists of assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include benefit plan audits and accounting consultations.

Tax Fees:  This category consists of professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

All Other Fees:  The entirety of the fees paid to Ernst & Young LLP is captured by the categories above. We did not incur any other fees.

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REPORT OF THE AUDIT

COMMITTEE

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its consolidated subsidiaries. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent registered accounting firm. The Audit Committee also oversees the performance of the internal audit function and the portions of the Company’s compliance program with respect to legal and regulatory requirements and risk management. Each member of the Audit Committee is financially literate and independent as determined by the Board, based upon applicable SEC laws and regulations, NASDAQ listing standards, and Company policies. The Board also determined that the chair of the Audit Committee satisfies the attributes of an audit committee financial expert, as defined by SEC regulations.

In fulfilling its oversight responsibilities with respect to the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered accounting firm all annual and quarterly financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance.

Management has the primary responsibility for preparing the financial statements and complying with the reporting process, including the systems of internal controls.

The independent registered accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with United States generally accepted accounting principles and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, and to express an opinion on the

Company’s internal control over financial reporting based on their audit.

During fiscal 2017, among other matters, the Audit Committee:

•	reviewed the quality and integrity of the Company’s accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit of the financial statements;
•	received periodic updates and provided oversight with respect to management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;
•	discussed periodically with the independent registered accounting firm management’s assessment process and conclusions with respect to the Company’s internal control over financial reporting and the independent auditors’ own evaluation of the Company’s system of internal control over financial reporting;
•	reviewed the qualifications, independence, and performance of the independent registered accounting firm, including recent and historical performance on the Company’s audit, as well as discussing

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the audit fees and their connection to audit quality;
•	oversaw the assessment of the independent registered accounting firm’s lead partner and audit team for the fiscal year 2017 audit;
•	reviewed the performance of the Company’s internal audit function, which had been co-sourced to a major independent accounting firm, including the scope and overall plans for internal audit;
•	oversaw compliance with respect to legal and regulatory requirements and risk management;
•	oversaw the Company’s Enterprise Risk Management program, reporting on such matters to the full Board of Directors, discussing individual risk areas with management and monitoring effectiveness of management’s execution of its responsibility to identify, assess, manage, and mitigate risks; and
•	reviewed with management the scope and effectiveness of the Company’s disclosure controls and procedures.

During fiscal 2017, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with Ernst & Young LLP, the Company’s independent registered accounting firm, the matters required to be discussed by Auditing Standard No. 1301, ‘‘Communications with Audit Committees’’ issued by the Public Company Accounting Oversight Board. The Audit Committee also discussed with Ernst & Young LLP matters relating to Ernst & Young LLP’s independence from management and the Company, including the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board

regarding the independent auditors’ communications with the Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee is responsible for approving the services provided by the independent auditor and the associated fees. The Audit Committee concluded that Ernst & Young LLP is independent from management and the Company.

The Audit Committee discussed with Ernst & Young LLP and the Company’s internal audit management the overall scope and plans for their audits. The Audit Committee regularly monitors the Company’s compliance with Section 404 of the Sarbanes-Oxley Act. The Company uses the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) framework to evaluate the effectiveness of internal control over financial reporting. The Audit Committee periodically reviews the suitability of this framework with management. The Audit Committee and management believe that the COSO 2013 framework is a suitable framework for its evaluation of internal control over financial reporting because it is free from bias, permits reasonably qualitative and quantitative measurements of internal controls, is sufficiently complete so that those relevant factors that would alter a conclusion about the effectiveness of our internal controls are not omitted and is relevant to an evaluation of internal control over financial reporting.

The Audit Committee meets with both Ernst & Young LLP and the Company’s internal audit personnel to discuss the results of their examinations and their evaluations of the Company’s internal controls. The Audit Committee also meets in separate private sessions periodically with Ernst & Young LLP, internal audit, chief executive officer, chief financial officer, chief accounting officer, general counsel, and other members of management as needed. The Audit Committee also meets in executive session without

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management after most Audit Committee meetings.

In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended April 28, 2017.

The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending April 27, 2018.

AUDIT COMMITTEE

Eileen A. Mallesch, Chair

Kathleen S. Lane

Larry S. McWilliams

Kevin M. Sheehan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

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CORPORATE GOVERNANCE

Board Responsibilities

The Board oversees, counsels and directs management in the long-term interests of our Company and our stockholders. The primary responsibilities of the Board and its committees include:

•	Strategy: The Board actively works with management to develop annual and long-term strategies for our business. The Board and the Finance Committee evaluate, approve and monitor the achievement of our business, strategic and financial objectives, plans and actions.
•	Leadership and Succession Planning: The Board, the Compensation Committee, and the NCG Committees, are responsible for the selection, evaluation and compensation of our directors and executive officers, including our chief executive officer. The Board and the NCG Committee also work with management in the development of succession plans for our directors and executive officers.
•	Operating Performance: The Board and the Finance Committee regularly monitor our operational execution and financial performance, and discuss improvements and changes when appropriate. The Board holds management accountable for the execution of our strategic plans. The Board and the Audit Committee also work with management in the assessment and mitigation of our major risk factors.
•	Governance: The Board and the NCG Committee oversee the establishment, implementation and maintenance of policies, practices and procedures to ensure that our business is conducted with the highest standards of ethical conduct and in conformity with applicable laws.

The independent directors meet in executive sessions, without management, at the start or conclusion of most Board meetings and at other times they deem necessary or appropriate. The Lead Independent Director of the Board presides at these sessions.

Director Independence

The Board follows NASDAQ rules in determining whether our directors are “independent.” The NASDAQ rules contain both bright-line, objective tests and a subjective test for determining who is an independent director. The objective tests provide specific situations where a director will not be considered independent. For example, a director is not independent if he or she is employed by us or is a partner in or executive officer of an entity to which we make, or from which we received, payments in the current fiscal year or in any of the past three fiscal years that exceed five percent of the recipient’s consolidated gross revenues for that year. The Board, through its Audit Committee, also reviews any related party transactions pursuant to Auditing Standard No. 18. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board annually reviews the independence of each director and has determined that all of our non-employee directors qualify as independent under the objective and subjective tests.

In evaluating independence under the subjective test, the Board reviewed and discussed all relevant facts and circumstances, including information provided by the directors and management regarding each non-employee director’s business and

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personal activities as they relate to us. The Board considered transactions between us and entities associated with the non-employee directors or members of their immediate family. These transactions were reviewed in the context of the NASDAQ objective tests, the special standards established by the SEC for members of audit committees, and the special standards established by the SEC and the Internal Revenue Service for compensation committee members, as well as pursuant to Auditing Standard No. 18. In fiscal year 2017 there were no related party transactions between the Company and any of the directors or executive officers.

Board Leadership Structure

The Board is currently comprised of nine independent directors, and two non-independent directors (due to their status as executive officers).

The current leadership structure of the Board is as follows:

•	Mr. Benham is the Executive Chair of the Board, i.e., Board Chair;
•	Ms. Haben is the Board’s Lead Independent Director;
•	Ms. Mallesch is the independent chair of the Audit Committee and the Audit Committee’s financial expert;
•	Mr. Williams is the independent chair of the Compensation Committee;
•	Mr. Elson is the independent chair of the NCG Committee; and
•	Mr. Benham is the chair of the Finance Committee.

The Board believes this structure is the most appropriate leadership structure for us at this time. While the Board Chair is not independent due to his executive officer position, we have

•	a strong Lead Independent Director;
•	nine independent directors, of a total of 11 directors;
•	independent chairs and committee members of the Audit, Compensation, and NCG Committees, and a majority of independent directors on the Finance Committee.

These Board members oversee our accounting and financial reporting, operations, risk management, performance, corporate governance, compliance, financing, executive and director compensation, as well as business strategy.

Our Board believes this structure demonstrates to all of our stakeholders, including our stockholders, that your Board is committed to stockholder value creation, as well as engaged independent leadership in the performance of its responsibilities.

Board Committees and Charters

The Board appoints the members of its committees and delegates various responsibilities and authority to each committee. The Board currently has standing Audit, Compensation, Finance, and NCG Committees. Each of these committees has a chairperson, and except for the Finance Committee (whose chair is not independent), is composed solely of independent directors. Each standing Board committee has a written charter approved by the Board. Copies of each charter are posted on our website, www.bobevansgrocery.com, in the “Investors” section under “Corporate Governance.” Each committee has the power to, as it deems necessary, engage outside experts, advisers and counsel to assist in its work.

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The following table identifies our current committee members of, and also indicates the number of meetings held by, each committee during fiscal 2017 (April 30, 2016 – April 28, 2017). The Board held 18 meetings during the 2017 fiscal year.

Name	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Douglas N. Benham			Chair
Charles M. Elson		●		Chair
Mary Kay Haben		●
David W. Head		●	●
Kathleen S. Lane	●			●
Eileen A. Mallesch	Chair			●
Larry S. McWilliams	●			●
Kevin M. Sheehan	●		●
J. Michael Townsley
Michael F. Weinstein		●	●
Paul S. Williams		Chair		●
Number of meetings in Fiscal 2017	9	8	6	7

Audit Committee. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary responsibilities include:

•	Overseeing our accounting and financial reporting processes, audits of our consolidated financial statements and our internal audit function;
•	Directly appointing, compensating and overseeing our independent registered public accounting firm;
•	Assessing our risk management processes;
•	Instituting procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•	Assisting the Board in the oversight of internal control over financial reporting.

The Audit Committee also reviews and pre-approves all audit services and permitted non-audit services provided by our independent registered public accounting firm to us or any of our subsidiaries and confirms that we do not engage our independent registered public accounting firm to perform any services prohibited by any applicable law, rule or regulation.

The Board has determined that each member of the Audit Committee is independent, including under the special standards established by the SEC for members of audit committees. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheets, income statements and cash flow statements. The Board has also determined that Ms. Mallesch qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee’s responsibilities and activities are also described in detail in the Audit Committee’s charter, available on the

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Company’s website, and under the section “—Report of the Audit Committee” above.

Compensation Committee. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our executive officers. The Compensation Committee’s primary responsibilities include:

•	Overseeing and periodically reviewing our compensation philosophy and its execution throughout our organization;
•	Reviewing with management and approving the general compensation policy for our executive officers;
•	Reviewing and approving the compensation of our executive officers in light of goals and objectives approved by the Compensation Committee;
•	Administering our stock-based compensation plans and approving stock-based awards;
•	Assessing our Company’s compensation risk management processes with the assistance of the Audit Committee;
•	Evaluating the need for, and terms of, the change in control/severance policy with our executive officers; and
•	Reviewing and making recommendations to the Board with respect to incentive compensation plans and stock-based compensation plans in accordance with applicable laws, rules and regulations.

The Board has determined that each member of the Compensation Committee is independent, is a “non-employee director” under SEC rules, and is an “outside director” under applicable tax laws and regulations.

For more information on the responsibilities and activities of the Compensation Committee, including its process for determining executive compensation and the role of our executive officers in that process, see the sections titled “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Officer Compensation Information” below, as well as the Compensation Committee’s charter available on the Company’s website.

The Compensation Committee engaged Pearl Meyer as its compensation consultant for the fiscal 2017 year. The Compensation Committee has determined that no conflict of interest exists between Pearl Meyer and the Company (including the members of the Company’s Board and Company management) pursuant to Item 407(e)(3)(iv) of SEC Regulation S-K. Pearl Meyer reports directly to the Compensation Committee with respect to executive compensation consulting services. For more information regarding the role of the compensation consultant, see the “Compensation Discussion and Analysis” contained in this proxy statement.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. In addition, there are no relationships among our executive officers, members of the committee or entities whose executives serve on the Board or the committee that require disclosure under applicable regulations of the SEC.

Finance Committee. The Finance Committee reviews and recommends matters related to our capital structure, including the issuance of debt and equity securities; banking arrangements, including the investment of corporate cash; and management of the corporate debt structure. In addition, the Finance Committee reviews and approves material finance and other cash management transactions. The Finance Committee is also responsible for overseeing and advising the Board on:

•	Assessing capital expenditures, operating income, cash flow, cash management and working capital;

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•	Reviewing investment strategies and policies;
•	Assessing the dividend payment policy;
•	Reviewing plans to repurchase the Company stock;
•	Assessing adjustments to our capital structure;
•	Assessing annual and five-year capital plans and specific capital plan investments;
•	Assessing financial aspects of insurance and risk management;
•	Reviewing our actual and forecasted operating performance;
•	Reviewing our annual earnings guidance; and
•	Reviewing financial aspects of proposed mergers, acquisitions, divestitures, strategic investments, collaborations, and joint ventures.

The Board has determined, with the exception of Mr. Benham, that each member of the Finance Committee is independent.

Nominating and Corporate Governance Committee. The purpose of the NCG Committee is to identify and recommend to the Board qualified individuals for nomination, election or appointment as directors and executive officers, succession planning for the Board and for our executive officers, and compensation policies for the Board, such as:

•	Devising and implementing processes for the recruitment, selection and retention of directors;
•	Reviewing and making recommendations to the Board regarding the organizational structure of the Board and its committees and succession plans for the Board;
•	Reviewing and making recommendations to the Board and executive management regarding our organizational structure and succession plans for our executive officers; and
•	Reviewing and making recommendations to the Board regarding the compensation structure and policies of the Board and its committees.

The NCG Committee has retained the services of Pearl Meyer, a compensation-consulting firm, to assist the Committee with its responsibilities related to board compensation. Pearl Meyer reports directly to the NCG Committee with respect to Board compensation consulting services. Before retaining Pearl Meyer, the NCG Committee determined that Pearl Meyer was independent.

The NCG Committee is also responsible for overseeing and advising the Board on corporate governance matters and practices, including:

•	Developing, reviewing and assessing corporate governance guidelines and principles;
•	Reviewing and assessing our compliance with SEC and NASDAQ rules and other applicable legal requirements pertaining to corporate governance;
•	Reviewing procedures designed to identify and, when appropriate, in cooperation with the Audit Committee, reviewing and approving any related person transactions.

The NCG Committee’s charter, available on the Company’s website, describes its responsibilities and activities in more detail. In carrying out its responsibilities to identify, evaluate and recommend director nominees, the NCG Committee considers factors it deems appropriate, including, without limitation: judgment, skill, diversity, independence, accountability, strength of character,

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experience with businesses and organizations of comparable size, experience with a publicly traded company, professional accomplishments, education, experience and skills relative to other Board members, desirability of the candidate’s membership on the Board and any committees of the Board, demonstrated leadership ability, existing relationships with us and potential conflicts of interest, and the ability to represent all of our stockholders. While the Board does not have a formal policy on diversity, the NCG Committee takes into account the existing diversity reflected in the members of the Board, including their professional experience, skills, backgrounds and viewpoints, as well as in gender, ethnicity and national origin. Depending on the current needs of the Board, the NCG Committee may weigh certain factors more or less heavily. In considering candidates for the Board, the NCG Committee will evaluate the entirety of each candidate’s credentials. However, there are no specific minimum qualifications that must be met by a NCG Committee-recommended nominee. Nevertheless, the NCG Committee does believe that all members of the Board should have the highest character and integrity, business experience, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with their performance as directors or service on Board committees.

The NCG Committee considers candidates recommended by our stockholders and evaluates them using the same criteria as for other candidates. The NCG Committee also has used, and may in the future use, third party search firms to identify potential director candidates.

A stockholder who wants to recommend a prospective nominee for consideration by the NCG Committee should submit the candidate’s name, address and qualifications to Corporate Secretary at Bob Evans Farms, Inc.,

8111 Smith’s Mill Road, New Albany, Ohio 43054, as described below under the section titled “Stockholder Proposals for the 2018 Annual Meeting”.

Voting Standards for Director Elections. Our By-laws provide for a majority voting standard in uncontested director elections. Under these provisions, any director nominee in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election at any meeting for the election of directors at which a quorum is present (with abstentions and broker non-votes not counted as votes cast either “FOR” or “AGAINST” such election). In addition, our By-laws provided that before any incumbent director may be nominated for re-election by the Board in an uncontested election, he or she must submit an irrevocable letter of resignation that would become effective if the director fails to receive the required majority vote in a director election, and the Board accepts the resignation in accordance with policies and procedures adopted by the Board for such purposes.

In the event any incumbent director nominee does not receive the requisite majority vote, our NCG Committee and the Board will consider whether to accept such director’s resignation in light of the best interests of our Company and our stockholders. The NCG Committee and the Board will make the decision based on the consideration of any factors they determine to be appropriate and relevant, including any stated reasons why stockholders voted against the incumbent director (and any alternatives for addressing those reasons). Thereafter, the Board will act upon the resignation, taking into account the recommendation of the NCG Committee, and will publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within

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90 days of the certification of the election results. In such event, if the Board accepts the resignation, the nominee will no longer serve on the Board, and if the Board rejects the resignation, the nominee will continue to serve until his or her successor has been duly elected and qualified or until his or her earlier disqualification, death, resignation or removal.

Board Meetings and Attendance at Annual Meetings of Stockholders. The Board and its committees meet throughout the year on a set schedule, also hold special meetings, and act by consent from time to time as appropriate. The Board held 18 meetings during the fiscal year ended April 28, 2017. Each director is expected to attend each meeting of the Board and the committees on which he or she serves. In the fiscal year ended April 28, 2017, every director attended at least 75 percent of the meetings of the Board and the committees on which he or she served. According to our Corporate Governance Principles, each director is expected to attend each Annual Meeting of our stockholders. All of our incumbent directors attended our last Annual Meeting of Stockholders held in August 2016.

Resignation, Retirement and Term Limits for Directors. When a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board, the director must tender a letter of conditional resignation to the Board and the NCG Committee. The NCG Committee will consider whether the director’s new occupation or retirement is consistent with the rationale for originally selecting that individual, the guidelines for Board membership (e.g., independence) and the current needs of the Board. The NCG Committee will recommend action to be taken by the Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility, type of position and industry involved.

Pursuant to our Corporate Governance Principles, a director may not stand for re-election to the Board after having served on the Board for a period of 15 years. None of our nominees have tenures exceeding 15 years, and as such, are not subject to this restriction.

Stockholder Engagement Program. We understand the importance of a robust stockholder engagement program. To that end, our executives and management routinely attend in-person stockholder meetings and investor conferences, as well as regular meetings with institutional stockholders. Our meetings and interactions with stockholders are designed to better understand how our stockholders perceive our Company and to provide our stockholders an opportunity to discuss matters that they believe deserve attention. We believe our engagement has been productive and provides an open exchange of ideas and perspectives for both our stockholders and us.

Stockholder Communications with the Board.

The Board believes it is important for stockholders to have a process to communicate with the Board, committees of the Board and individual directors. Any stockholder may contact the Board or any member or committee of the Board by writing to them at Bob Evans Farms, Inc., Attention Corporate Secretary, 8111 Smith’s Mill Road, New Albany, Ohio 43054. E-mails may also be sent to the Audit Committee at: audit.comm@bobevansfoods.com.

Stockholders should note that:

•	All questions and concerns regarding accounting, internal accounting controls or auditing matters are promptly forwarded to the Audit Committee for review and investigation.
•	Our general counsel initially reviews all other communications before they are forwarded to the appropriate

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board member(s) or party. The LID and the Executive Chair of the Board are promptly notified of any such communication that alleges misconduct on the part of top management or raises legal, ethical or compliance concerns about our policies or practices.

•	The Board Chair receives copies of all other Board-related communications on a periodic basis.

Typically, communications unrelated to the duties and responsibilities of the Board are not forwarded to the directors, such as product complaints and inquiries, new product and location suggestions, résumés and other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, junk mail and mass mailings.

Board Role in Risk Oversight. Your Board has overall responsibility for risk oversight with a focus on the most significant risks facing our Company. Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to avoid or mitigate the potential adverse impact. Sometimes a higher degree of risk may be acceptable because of a greater perceived potential for a return on our investment.

Management is responsible for:

•	Identifying risk and risk controls related to significant business activities;
•	Identifying risks related to our short and long term strategies and the potential impact of such risks on our strategies; and
•	Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential return and the appropriate manner in which to control risk.

The Board implements its risk oversight responsibilities by having management provide periodic reports on the significant risks that we face and how we control or mitigate risk, if and when appropriate. In some cases, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. In other cases, a Board committee is responsible for oversight of specific risk topics. For example,

•	The Audit Committee oversees our enterprise risk management program, as discussed in greater detail below, as well as issues related to internal controls over financial reporting;
•	The Nominating and Governance Committee oversees issues related to our governance structure, corporate governance matters and processes, risks arising from related person transactions, as well as issues related to Board and management succession;
•	The Finance Committee oversees issues related to our capital and debt structure; and
•	The Compensation Committee, with the assistance of the Audit Committee, oversees risks related to our executive compensation programs.

Presentations and other information provided to the Board and its committees generally identify and discuss relevant risks and risk control. The Board assesses and oversees risks

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as a part of its review of our related business, financial or other activities.

We have a formal enterprise risk management program that is managed by our chief financial officer and internal audit personnel, and is overseen by our Audit Committee. Management, through its enterprise risk management steering committee, completes a comprehensive enterprise risk management (“ERM”) review of the Company, in which the identification of enterprise level risks and mitigation processes were the primary topics. Formal policies and processes were established as part of the review for ongoing risk assessment. This continuous review is overseen by the Audit Committee with the exception of the risks related to executive compensation programs, which is overseen by the Compensation Committee. Management continues to evaluate and assess risks to the Company under the ERM program, and provides the Audit Committee and Board with updates, and the Compensation Committee and the Audit Committee continue to jointly participate in an annual executive compensation risk assessment.

Risk Assessment of Compensation Programs.

The Compensation Committee, with the assistance of its independent compensation consultant, management and the Audit Committee, at least annually assesses the risks associated with the Company’s executive compensation programs. This assessment is conducted by the Compensation Committee, in consultation with its independent compensation consultant and management, and is then reviewed in a joint session with the Audit Committee. Based upon the review conducted in June 2017, the Compensation Committee concluded that there are no material risks arising from the Company’s executive compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

Code of Conduct. The Board has adopted a Code of Conduct that sets forth standards regarding honest and ethical conduct, full and timely disclosure and compliance with the law. The Code of Conduct embodies our expectations for ethical behavior and is built around our corporate values. The Code of Conduct applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer and principal accounting officer and controller. Your Board has also adopted a Code of Ethics for Financial Personnel that sets forth standards regarding honest and ethical conduct related to the preparation of our financial statements. A copy of the Code of Conduct and the Code of Ethics for Financial Personnel are available on our web site, www.bobevansgrocery.com, in the “Investors” section under “Corporate Governance.” Amendments to the Code of Conduct or waivers of the Code of Conduct granted to executive officers and directors will be disclosed on our web site within five days following the date of the amendment or waiver.

Transactions With Related Persons. Your Board has adopted a Related Person Transaction Policy (the “Policy”) that is administered by the NCG Committee in conjunction with the Audit Committee. The Audit Committee has adopted procedures under Auditing Standard No. 18 whereby a survey is completed by all officers and directors of the Company to identify any related persons transactions including any such transactions with affiliates of the officers and directors, regardless of the value of the transaction.

The Policy applies to any transaction or series of transactions in which we participate, the amount involved exceeds $100,000, and a “related person” has a direct or indirect material interest. According to SEC rules, a “related person” is a director, officer, nominee for director, or five percent stockholder of our Company since the beginning of the last fiscal

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year and their immediate family members. Related person transactions do not include: (1) interests arising solely from ownership of our stock if all stockholders receive the same benefit; (2) compensation to our executive officers if approved by our Compensation Committee; and (3) compensation to our directors if the compensation is disclosed in our proxy statement.

Under the Policy, all related person transactions will be referred to the NCG Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. The NCG Committee can approve and ratify only those transactions that it finds to be in our best interests. In making this determination, the NCG Committee will review and consider all relevant information available to it, including:

•	The related person’s interest in the transaction;
•	The approximate dollar value of the transaction;
•	Whether the transaction was undertaken in the ordinary course of our business;
•	Whether the terms of the transaction are no less favorable to us than terms that could be reached with an unrelated third party;
•	The purpose of the transaction and its potential benefits to us; and
•	Any other information regarding the transaction or the related person that would be material to investors in light of the circumstances.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Bob Evans’

Annual Report on Form 10-K for the fiscal year ended April 28, 2017.

Submitted by the Compensation Committee:

Paul S. Williams, Chair

Charles M. Elson

Mary Kay Haben

David W. Head

Michael F. Weinstein

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COMPENSATION DISCUSSION AND ANALYSIS

What does the “Compensation Discussion and Analysis” describe? The Compensation Discussion and Analysis of our proxy statement describes the Company’s compensation philosophy, processes and decisions relating to our “named executive officers” (as defined below) during the 2017 fiscal year. Historically, and throughout the Company’s 2017 fiscal year, the Company conducted operations in two segments. Through our Bob Evans Restaurants segment, we owned and operated full-service Bob Evans restaurants offering our customers a variety of high-quality, reasonably priced breakfast, lunch and dinner items for either dine-in, carryout or catering occasions in family-friendly settings. Through our Bob Evans Foods segment, we are a leading producer and distributor of refrigerated side dishes, pork sausage, and a variety of refrigerated and frozen convenience food items. On April 28, 2017, the final day of the Company’s 2017 fiscal year, the Company completed the Restaurants Transaction and is now focused exclusively on realizing the full potential of our Bob Evans Foods business. In connection with the sale, Saed Mohseni, our former President and Chief Executive Officer, and John Fisher, the former President of Bob Evans Restaurants, departed the Company. This Compensation Discussion and Analysis primarily describes compensation practices as in effect when we operated both the Bob Evans Restaurants and Bob Evans Foods businesses, and prior to the attendant changes in our structure and management team resulting from the sale. The Compensation Committee of our Board of Directors is presently engaged in the ongoing process of reevaluating our compensation philosophy and processes in light of the changes to our Company and management team, a process that we expect to unfold over the course of the 2018 fiscal year.

Who are our “named executive officers?” Under the SEC rules, our named executive officers in any fiscal year consist of our:

•	Chief executive officer,

•	Chief financial officer,

•	Our three other most highly compensated executive officers, and if applicable,

•	Up to two former named executive officers who would have been our named executive officers if they were still with the Company.

Our named executive officers for fiscal year 2017 were:

Saed Mohseni	Former President and Chief Executive Officer, Bob Evans Farms, Inc.
Mark E. Hood	Chief Administrative and Chief Financial Officer, Bob Evans Farms, Inc.
J. Michael Townsley	President, BEF Foods, Inc. in fiscal 2017 and current President and Chief Executive Officer, Bob Evans Farms, Inc.
Colin M. Daly	Executive Vice President, General Counsel and Corporate Secretary, Bob Evans Farms, Inc.
Richard D. Hall	Executive Vice President, Supply Chain & Logistics, Bob Evans Farms, Inc.
John Fisher	Former President, Bob Evans Restaurants

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What are the objectives of Bob Evans’ executive compensation program? The overall goal of our executive compensation program is the same as our goal for operating our Company – to maximize value for our stockholders over time by aligning the financial interests of our executive officers and our stockholders. We seek to achieve this goal by establishing compensation programs that pay our executive officers for performance. We use the following objectives to guide our overall approach for determining pay for our executive officers and to monitor and manage compensation:

•	Focusing our executive officers on increasing value for our stockholders through the achievement of our annual operating plan;

•	Competing effectively with other companies in our industries and comparably sized businesses for executive talent; and

•	Recognizing and rewarding individual achievements while supporting our team-based culture.

What is the executive compensation program designed to reward? Our executive compensation program is designed to reward performance, including total company, business unit and individual performance. More than half of each executive officer’s potential total annual compensation is comprised of an annual cash performance bonus and stock-based incentive compensation, each of which we describe in more detail below. We base all annual cash performance bonuses and most stock-based incentive compensation solely upon the achievement of performance goals derived from key business metrics associated with our annual operating plan and/or our success in creating shareholder value. The performance goals and related awards are designed to motivate our executive officers to accomplish financial and strategic business objectives and to perform at their highest level. Our executive compensation program is also designed to attract and retain key executives by paying salaries and benefits that are competitive in the industries in which we operate.

Does Bob Evans review the compensation of its executive officers relative to the compensation paid by other companies? Yes. When the Compensation Committee makes compensation decisions, it reviews the compensation of our executive officers and the compensation of similarly positioned executives in market survey data to gain a general understanding of current market compensation practices for these positions. Our Compensation Committee generally believes that each element of our executive officers’ compensation should be within 10 to 20 percent of the market median (50th percentile) of companies in our industries for comparable positions. The Compensation Committee uses market compensation information only as a reference point to review whether our compensation practices are consistent with the market so we can retain and attract executive talent.

Market compensation is not the only factor considered in setting compensation. Our Compensation Committee believes that each executive officer’s compensation can be set at a level above or below the market median of our industries depending on several factors, such as our Company’s performance, the individual’s performance, the individual’s current and potential future role with us, and whether the individual’s compensation is fair and equitable as compared to our other executive officers’ compensation. Based on market data, we believe that compensation within the restaurant and food products industries tends to be somewhat lower than the broader general industry segment. As a result, when we need to hire or retain an executive whose position is not specifically tied to our industries, we may need to pay

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that executive more than the market median for that position within the industry and review the compensation for that position in the context of the overall market. We strongly believe that target compensation under our incentive plans should allow for above-median compensation for exceptional performance, as well as below-median compensation when performance falls below our expectations based on our strategic goals.

Historically our Compensation Committee’s independent executive compensation consultant (the “Compensation Consultant”) annually provided the Compensation Committee with a report that reviews each element of our executive officers’ compensation (base salary, target cash bonus and target stock-based compensation) based on survey information. Beginning in 2015, however, the Compensation Committee adopted a policy to review executive compensation every year, but that a full review utilizing the Compensation Consultant and doing a comparative analysis against our peers and the marketplace generally would be done every other year to save the cost of an annual review and to promote efficiency in the process. Prior to the sale of our restaurant business at the end of fiscal 2017, the Compensation Consultant would review market base salary data from three surveys, one being restaurant focused and two being general industry focused. The surveys were Aon Hewitt’s Chain Restaurant Total Rewards Association Executive and Management Compensation Survey and two general industry compensation surveys – the Towers Watson Executive Compensation Database and Mercer’s US Executive Benchmark Database Survey Report. Our Compensation Committee did not know the names of the individual companies included in the surveys nor did it consider that information to be material. The information from these surveys has only been used to provide the Compensation Committee with a general baseline understanding of current compensation practices for our executive officer positions.

The Compensation Committee annually reviews the compensation of our named executive officers. The Compensation Committee, with the assistance of the Compensation Consultant, reviews the companies included in this peer group periodically to ensure that they are still relevant for comparative purposes.

For fiscal year 2017 the Compensation Committee, based upon the consultation with the Compensation Consultant, Pearl Meyer, determined to use as part of the determination of executive compensation for fiscal year 2017 a group of peer companies, which is the same peer group used by us in prior years as a comparative group. This peer group consists of the following 23 companies:

•	B&G Foods Inc.

•	Biglari Holdings Inc.

•	BJ’s Restaurants, Inc.

•	Bloomin’ Brands, Inc.

•	Brinker International, Inc.

•	Buffalo Wild Wings Inc.

•	Chipotle Mexican Grill, Inc.

•	Cracker Barrel Old Country Store, Inc.

•	Denny’s Corporation

•	DineEquity, Inc.

•	Flowers Foods, Inc.

•	Panera Bread Co.

•	Popeyes Louisiana Kitchen, Inc. (fka AFC Enterprises)

•	Red Robin Gourmet Burgers Inc.

•	Ruby Tuesday, Inc.

•	Sanderson Farms, Inc.

•	Seneca Foods Corp.

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•	Snyder’s Lance, Inc.

•	Texas Roadhouse, Inc.

•	The Cheesecake Factory Incorporated

•	The Hain Celestial Group, Inc.

•	The Wendy’s Company

•	Treehouse Foods, Inc.

In establishing this peer group, we considered potential peer companies’ market capitalization, core business, operations, and range of products, as well as other factors that the Compensation Committee deemed relevant in setting target levels of compensation and determining the value or level of awards granted.

How is executive compensation determined? Under its written charter, our Compensation Committee has the sole authority to determine all elements of our executive officers’ compensation. We refer to the executive officers listed in the Summary Compensation Table as our “named executive officers” or our “named executives.” Additionally, the Compensation Committee is responsible for administering our Equity and Cash Incentive Plan which is the Company’s primary vehicle for issuing equity and cash bonuses.

The chief executive officer, representatives from our human resources and legal departments and a representative of the Compensation Consultant regularly attend Compensation Committee meetings. They work closely with the Compensation Committee Chair to identify and prioritize matters for consideration by the Compensation Committee and, along with the Board Chair, to set meeting agendas and the action register. At the request of the Compensation Committee Chair, the Compensation Consultant and management prepare reports and other materials for each Compensation Committee meeting.

Management makes recommendations regarding annual performance goals and targets for the Compensation Committee’s consideration and approval. Our chief executive officer, with the assistance of business segment leaders and representatives of our Human Resources department, makes specific recommendations to the Compensation Committee regarding the executives’ compensation. None of our employees is present during the Compensation Committee’s deliberations or decisions regarding their compensation.

Historically the Compensation Committee used a formal performance planning and evaluation process for our chief executive officer’s compensation. At the start of each fiscal year, the chief executive officer would create objectives and development goals for himself and would submit them to the Compensation Committee Chair, the Board Chair, and the LID. The Compensation Committee Chair, with input from the other members of the Compensation Committee, would then prepare final objectives and development goals, which would be submitted to the Compensation Committee for its approval.

Throughout the fiscal year the Compensation Committee Chair, the Board Chair and the LID would have discussions with the chief executive officer regarding his performance. At the end of the fiscal year, the chief executive officer would provide the Committee with a written self-assessment of his performance. Additionally, each independent director would complete a written evaluation of the chief executive officer’s performance using an evaluation form adopted by the Compensation Committee. The evaluation form would rate the chief executive officer’s performance based on:

•	our overall financial performance;

•	strategic planning, vision and leadership;

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•	relationship management; and

•	personal and professional development.

The Compensation Committee Chair, Board Chair and the LID would then prepare a formal evaluation of the chief executive officer’s performance using the self-assessment and the evaluation forms completed by the independent directors. The Compensation Committee would consider this information in setting the chief executive officer’s compensation and performance goals for the next fiscal year. In August 2015, the Compensation Committee determined to adopt a policy to review executive compensation every year, but that a full review utilizing the Compensation Consultant and doing a comparison analysis would be done every other year to save the cost of an annual review and to promote efficiency in the process. As such, and because of the terms of the former chief executive officer’s employment agreement relating to compensation, a review was completed but no changes were made to his compensation for fiscal year 2017.

What is the role of the independent Compensation Consultant? The role of an independent Compensation Consultant is to assist the Compensation Committee in the case of employee compensation, and to assist the NCG Committee in the case of director compensation, by providing objective information and expertise necessary for the Compensation and NCG Committees to make informed decisions that are in the best interests of our business and stockholders. The Compensation Consultant also keeps the Compensation and NGC Committees informed as to compensation trends and developments affecting public companies in general and our industries in particular.

The Compensation and NCG Committee charters provide that the committees have sole authority to retain and terminate a compensation-consulting firm and to approve the terms and fees of any such firm for services provided to the committees. In addition, the charters state that the committees have to approve any engagement of a compensation-consulting firm by the Company to avoid any conflicts of interest or independence issues. Each committee charter provides that before engaging a compensation adviser (other than in-house legal counsel), such committee shall consider all factors that could affect the independence of such consultant, counsel or advisor. These factors include those enumerated from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management, including the six factors currently enumerated under Exchange Act Rule 10C-1 and the NASDAQ listing standards.

For fiscal year 2017, the Compensation Committee and the NCG Committee engaged Pearl Meyer for executive and director compensation consulting services. Prior to determining to retain the Compensation Consultant, as required in each committee’s Charter, the Compensation and NCG Committees considered all factors that could affect the independence of the Compensation Consultant, including the six factors currently enumerated under Exchange Act Rule 10C-1 and the NASDAQ listing standards. Each committee also considered the quality of the services provided and the ability of the Compensation Consultant’s personnel to provide objective assistance and advice to the committee. The Compensation and NCG Committees also confirmed as part of their determination that no business or personal relationships exist between any members of the Compensation Consultant’s team advising the Company, on the one hand, and the Company, any member of either committee or any of our executive officers, on the other hand, other than in connection with the services provided.

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In addition to Pearl Meyer, the Compensation and NCG Committees have also relied upon in-house counsel to provide legal advice to each committee regarding its role, responsibilities, and legal developments that may relate to compensation issues, and to assist the committees regarding the structuring and implementation of its decisions and strategies from a legal perspective. Our in-house counsel typically attends the meetings of the Compensation and NCG Committees. Our in-house counsel has on occasion sought the advice of outside counsel in the formulation of in-house counsel’s advice to the Compensation and NCG Committees.

What are the elements of Bob Evans’ executive compensation program? Our executive compensation program consists of the following elements:

•	base salaries;

•	annual cash performance bonuses;

•	stock-based incentive compensation;

•	retirement benefits;

•	severance benefits; and

•	other employee benefits and limited perquisites.

We believe that each element of our executive compensation program is essential to meeting the program’s overall objectives. We have not adopted a formula to allocate total compensation among these elements. However, the program’s focus on Company, business unit and individual performance emphasizes a strong “pay for performance” culture.

Why does Bob Evans pay base salaries, annual cash performance bonuses and stock-based incentive compensation and how is the amount of each of these elements determined?

Annual Base Salaries. Base salaries are primarily used to compensate our executive officers for their roles and responsibilities and to provide a secure level of guaranteed cash compensation. When determining the base salaries of our executive officers, the Compensation Committee considers the:

•	importance of the job function;
•	scope of responsibility;
•	experience and tenure;
•	performance of our Company and the officer’s business unit;
•	individual performance and potential for future advancement; and
•	market median base salary for similarly positioned executives in our industry (except for executive officers with positions that are not specific to our industry, for which the market median base salary for the broader general industry segment is also considered).

The Compensation Committee has not assigned any specific weighting to these factors, and the relevance of each factor varies from individual to individual.

During fiscal 2017, the Compensation Committee reviewed the existing base salaries for our named executive officers. Specifically, the Compensation Committee considered each named executive officer’s current base pay, taking into account base salary levels paid to persons holding similar positions at peer companies. The Compensation Committee also considered the fact that most named executive officers did not receive an increase in base salary for the 2016 fiscal year from the 2015 fiscal year. Based on its review, the Compensation Committee determined, except with respect to Mr. Hall, not to increase our NEO’s base salaries for fiscal 2017; however, as discussed below, the Compensation Committee determined to provide Messrs. Townsley, Hood, Daly and Fisher with a time-based grant of RSUs equal to four percent of their respective base salaries. Mr. Hall received an additional $5,627, or 2 percent, in base salary for fiscal year 2017 in connection

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with annual budgeted merit-based increases made by the Company. For additional details regarding the base salary for each of our named executive officers, see the table below entitled “Base Salary: Fiscal Year 2017 Table.”

Annual Cash Performance Bonuses. The annual cash performance bonus is an “at-risk” bonus designed to motivate our executive officers to achieve performance goals derived from our strategic plan. These performance goals consist of goals tied to objective Company and business unit financial performance measures as further described in the table below entitled “Target Annual Cash Bonus: Fiscal Year 2017 Table.”

Within the first 90 days of each fiscal year, the Compensation Committee establishes a set of performance goals and a target cash bonus for each executive officer. Each target cash bonus is set as a percentage of the executive officer’s base salary. The Compensation Committee sets cash bonus targets based on the recommendation of the Compensation Consultant, the chief executive officer, the executive chair, and a representative of human resources, in line with each executive officer’s job function and performance. The Compensation Committee also considers the market practices for annual cash bonuses for executives in similar positions in our industry (except for executive officers with positions that are not specific to our industry, for which the market median bonus opportunity for the broader general industry segment is also considered).

The amount of the cash bonus ultimately paid depends on the extent to which the performance goals are achieved as compared with the threshold, target and maximum performance targets established by the Compensation Committee. Our named executive officers can receive anywhere from 0 to 200 percent of their target cash bonuses (i.e., a sliding scale is used with 0 percent payout for performance at or below threshold,

100 percent payout for performance at target, and 200 percent payout for performance at or above the maximum). The Compensation Committee maintains negative discretion regarding bonuses and may reduce a bonus depending upon factors it deems relevant.

Stock-Based Incentive Compensation. The Compensation Committee believes that stock-based incentive compensation represents a very effective method to link management objectives and stockholders’ interests because it ties our executive officers’ compensation directly to the creation of long-term stockholder value.

Our stock-based incentive compensation program has two primary goals:

•	align the financial interests of our executive officers and stockholders to maximize long-term stockholder value; and

•	retain our key executives.

Each fiscal year, the amount of stock-based incentive compensation that each of our named executive officers can receive is equal to a percentage of the named executive’s base salary. The Compensation Committee determines each executive officer’s target stock-based incentive compensation, and it takes into consideration the recommendation of the Compensation Consultant, and the views of the chief executive officer (other than with respect to his own compensation), the executive chair, and a representative of human resources. The target amount is made in light of each executive’s job function and performance, as well as the market median stock-based compensation opportunity for executives in similar positions in our industry. For executive officers with positions that are not specific to the restaurant industry, a market median stock-based compensation opportunity for the broader general industry segment is also considered.

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The program is composed of and broken down into two components—time-based and performance-based grants:

•	a three-year time-based award (33%), and

•	a three-year performance-based award (67%).

The chief executive officer, however, only receives three-year performance based awards. Program performance goals and goal attainment levels are further described in the table below entitled “Stock-Based Incentive Compensation: Fiscal Year 2017 Table.”

The annual time-based stock awards are made with RSUs, while the annual three-year performance awards are made with PSUs. Both grants have related dividend equivalent rights which are paid if and when the award vests.

In addition to our annual equity grants, in June 2016, the Compensation Committee, in consultation with Pearl Meyer and upon the request and recommendation of the chief executive officer, determined to award Messrs. Townsley, Hood, Daly and Fisher a one-time grant of time-based RSUs. The grant was equal to four percent of each officer’s current base salary and was made at the same time as the normal annual grants to employees. These grants were made in lieu of base salary increases and were subject to ratable vesting over three years beginning on the first anniversary of the grant date. For additional detail regarding the amounts granted, see the table below entitled “Grants of Plan–Based Awards for Fiscal Year 2017.”

Subject to the discretion of the Compensation Committee, the three-year time-based grants vest ratably in annual installments over three years, but only if the participant remains an employee at the time of vesting. However, in connection with the Restaurants Transaction, the Compensation Committee determined that each of our outstanding awards as of April 28, 2017 under the Equity and Cash Incentive Plan would accelerate and vest upon the consummation of the Restaurants Transaction and delivery by the applicable participant of a written agreement with the Company containing a general release of claims, a restrictive covenant not to compete with the Company or its subsidiaries or affiliates for up to 1 year, and a restrictive covenant not to solicit any employee of the Company or its subsidiaries or affiliates to terminate his or her employment with the Company for up to 1 year (the “Release”). As a result, all time-based RSUs vested in full on April 28, 2017. For additional information regarding the accelerated awards, see “Potential Payouts upon Severance or Change in Control—Restaurants Transaction Acceleration and Vesting of Awards Table” in this proxy statement.

Subject to the discretion of the Compensation Committee, the three-year performance-based grant is structured to vest after the end of a three-year period, but only if the performance metrics are met and if the participant remains an employee at the time of vesting. For fiscal year 2017, the performance metric used by the Compensation Committee was the Company’s relative total shareholder return compared to the component companies in the S&P 600 Small Cap Index at the start of the period (the “Performance Target”). The amount of PSUs ultimately vesting depends on the extent to which the performance goals are achieved. The Compensation Committee established threshold, target and maximum performance targets at the time of the grant; as a result, our executive officers can receive PSUs valued anywhere from 0 to 150 percent of their base salary. In accordance with this sliding scale, there is no award for performance below the threshold, an award of 50 percent at threshold, a 100 percent award for performance at target, and a 150 percent award for performance at or above the

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maximum. As mentioned above, the Compensation Committee determined that Mr. Mohseni, as chief executive officer, should receive 100 percent of his stock-based incentive compensation as PSUs. In June 2016, pursuant to the terms of Mr. Mohseni’s employment agreement, the Compensation Committee awarded him PSUs equal to 250 percent of his base salary, representing a combined award at 125 percent of base salary in respect of the Company’s 2017 fiscal year and 125 percent of base salary in respect of the Company’s 2016 fiscal year, during which Mr. Mohseni had joined the Company mid-year and for which he did not receive an annual grant. This award was made as a strong incentive to Mr. Mohseni to take the necessary actions to increase the Company’s performance and sales.

Generally, if an executive officer’s employment with us terminates before a time-based or a performance award vests, he or she will forfeit the award. In the case of performance-based awards, if the termination of employment is due to death, retirement, disability or termination without cause, and the executive has been employed throughout the 18-month period following the start of the performance period, the stock may still vest if the performance metrics are met at the end of three years, but will be pro-rated for the period when the executive officer was employed.

Generally, the amount of PSUs that will ultimately vest will be determined by comparing our relative total shareholder return to the component companies in the S&P 600 Small Cap Index at the start of the performance period.

However, in connection with the Restaurants Transaction, the Compensation Committee determined that each of our outstanding PSU awards as of April 28, 2017 under the Equity and Cash Incentive Plan would accelerate and vest upon the consummation of the

Restaurants Transaction and execution by the applicable participant of the required Release. As a result of this determination, all outstanding PSUs vested in full at the target level (or 100%). For additional information regarding the accelerated awards, see “Potential Payouts upon Severance or Change in Control— Restaurants Transaction Acceleration and Vesting of Awards Table” in this proxy statement.

Does Bob Evans have a policy for granting equity awards? We have a formal “Equity Award Granting Policy.” Among other things, the policy sets forth specific procedures for issuing and documenting equity awards and states:

•	the grant date fair value of all equity awards will be the closing price of our stock on the grant date, as calculated in accordance with FASB ASC Topic 718; and

•	the Compensation Committee must approve all equity awards, or any changes to such awards, at a meeting and not by a consent action.

Historically, we have granted equity awards to our employees at a fixed time every year, at the regularly scheduled Compensation Committee meeting in June.

From time to time, the Compensation Committee will award an equity grant at a time other than at the annual June grant. These grants are generally made as part of the hiring process for new key employees, where a current employee has been promoted and takes on additional responsibilities, or as recognition of action by the employee that resulted in an extraordinary benefit to the Company outside their normal responsibilities.

We also make an annual equity award to members of our Board under a formula plan in accordance with our Director Compensation Program. These awards are issued on the date

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directors are elected at our annual meeting of stockholders typically held in August and vest on the date of the next year’s annual meeting.

What retirement benefits does Bob Evans provide to its executives? Our Compensation Committee and management believe that it is important to provide an opportunity for post-retirement benefits to employees once they reach retirement. We maintain a qualified 401(k) retirement savings plan (the “401K Plan”) open to all employees. Our named executive officers may also participate in the 401K Plan on the same terms as any other employee. Any Company match on employee contributions is in the discretion of the Board. Currently, the Company matching contribution is $0.50 on the dollar for the first six percent of eligible compensation. Employee contributions to the 401K Plan vest immediately as required by regulations, while our matching contributions vest ratably with 100 percent vesting after five years of service.

The Internal Revenue Service requires certain nondiscrimination testing that may place limits on amounts that Highly Compensated Employees (“HCE”) may contribute to our 401K Plan. For calendar years 2016 and 2017, the plan limited the contributions of HCEs to no more than three percent of their compensation or $7,950, whichever is less. However, an employee who qualifies (i.e., age 50 and up) may also make a catch-up contribution of $6,000 for 2016 and 2017. Our matching contributions to HCE’s accounts are then limited. Our matching contributions to the 401K Plan for our named executive officers are included in the “All Other Compensation” column of the “Summary Compensation Table.”

We maintain an executive deferral plan, which is a nonqualified deferred compensation plan. Our deferral plan allows certain management employees to defer a portion of their base salaries and up to 100 percent of their cash bonus and stock awards into the plan before most taxes are withheld. For calendar year 2016 (which includes part of our 2016 and 2017 fiscal years), the Board approved a matching contribution for the deferral plan at the same level as the 401K Plan. We believe the executive deferral plan promotes personal savings and facilitates tax deferral, as well as compensates for deferral limits under our 401K Plan. The primary benefit to participants of this plan is that most taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan. The deferral plan also reduces the Company’s current cash obligations. For information regarding contributions to the deferral plan, please refer to the “Nonqualified Deferred Compensation for Fiscal Year 2017 Table.”

We maintained a supplemental executive retirement plan or “SERP” for a limited number of management employees, including two of our NEOs. In June 2009, our Board amended the SERP to preclude the addition of new participants. In June 2015, our Board amended the SERP to limit any future contributions to participants to a nominal level of $1 per year.

Did Bob Evans enter into any separation agreements with any of the named executive officers in connection with the Restaurants Transaction? Yes. In connection with the closing of the Restaurants Transaction, the Company entered into separation agreements with Messrs. Mohseni and Fisher. Pursuant to the separation agreements, the Company agreed to pay severance payments of $1,309,318 to Mr. Mohseni and $537,780 to Mr. Fisher, as described below in the sections entitled “Executive Officer Compensation Information” and “Summary of Separation Agreements.”

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Did Bob Evans enter into any employment agreements with its named executive officers in connection with the sale of the Bob Evans Restaurants business? Yes. In connection with the closing of the sale of our Bob Evans Restaurants segment, the Company entered into employment agreements with Messrs. Townsley, Hood and Daly. The Company entered into the employment agreement with Mr. Townsley in connection with his promotion to President and Chief Executive Officer. The Company entered into employment agreements with Messrs. Hood and Daly as an inducement to their continuing service as the Company’s Chief Financial Officer and Chief Administrative Officer and the Company’s Executive Vice President, General Counsel and Corporate Secretary, respectively. The employment agreements with each of Messrs. Townsley, Hood and Daly are discussed below in the section entitled “Executive Officer Compensation Information.”

Does Bob Evans provide any of its named executive officers with severance or change in control benefits? Our Change in Control and Severance Plan (the “CIC/Severance Plan”), provides payments and benefits under certain circumstances, including a termination of employment in connection with a change in control. These arrangements are described in detail under “Potential Payouts upon Severance or Change in Control” in this proxy statement. A table showing the incremental compensation that would have been payable to our named executive officers at the end of fiscal year 2017 under various termination of employment scenarios (and including compensation actually paid to Messrs. Mohseni and Fisher in connection with Restaurants Transaction) as well as information regarding the amounts associated with the accelerated vesting of equity awards by the Compensation Committee in connection with the consummation of the Restaurants Transaction is located under the heading “Potential Payouts upon Severance or

Change in Control—Restaurants Transaction Acceleration and Vesting of Awards Table” in this proxy statement.

The change in control benefit provided to certain officers in the CIC/Severance Plan is designed to retain key executives during the period in which a transaction involving a change in control is being negotiated or during a period in which a takeover of the Company is being attempted. We believe that our operations and the overall value of our Company could be adversely affected if the officers who have change in control benefits left us during or immediately after our acquisition by another company.

Does Bob Evans provide its executives with perquisites? We generally do not provide our named executive officers with perquisites. All of our executive officers receive a phone allowance. The value and type of “perquisites” provided to our named executive officers in fiscal year 2017 are included in the “All Other Compensation” column of the “Summary Compensation Table,” and in the “All Other Compensation for Fiscal Year 2017 Table.”

Does Bob Evans have stock ownership and retention requirements? Yes, we implemented stock ownership guidelines and retention requirements for our directors and officers in 2005, and the guidelines were updated in 2015 to allow officers to meet the guidelines based not only a fixed number of shares (which share requirement did not change) but also based on a multiple of their base salary. Each of our officers and directors is expected to meet 50 percent of the applicable stock ownership and retention guideline within three years, and 100 percent of the stock ownership and retention guideline within five years from the later of (1) the implementation of revised stock ownership guidelines; (2) his or her election as an officer or director; or (3) his or her promotion to a position with a higher stock ownership guideline.

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Officers are required to retain stock granted to them under awards (with the exception of stock used to pay withholding taxes), until they meet the guidelines, and they must retain the shares to maintain their compliance with the guidelines. We count towards these requirements any shares directly and beneficially owned, shares held beneficially through our 401K Plan, employee stock ownership plan and dividend reinvestment plan, unvested equity grants and stock options that will vest in the next 60 days, and phantom stock held under our deferred compensation programs. We believe the guidelines further align the motivations and interests of our directors and officers with the interests of our stockholders. The guidelines ensure that the individuals responsible for our stewardship and growth have a significant personal stake in our performance and progress.

The ownership guidelines for our officers vary based on the officer’s position. The following table shows our stock ownership guidelines as of the completion of fiscal 2017:

Title	Lesser of Multiple of Base Salary or Shares
Chief Executive Officer	6x or 100,000
Chief Administrative and Chief Financial Officer	3x or 40,000
President, Business Segment	3x or 40,000
Executive Vice President	3x or 30,000
Executive Chair	12,500
Senior Vice President	2x or 10,000
Vice President	1x or 5,000
Board Member	12,500

For fiscal 2018, the Company’s stock ownership guidelines were revised as a result of the consummation of the Restaurants Transaction to be as follows:

Title	Lesser of Multiple of Base Salary or Shares
Chief Executive Officer	6x or 100,000
Chief Administrative and Chief Financial Officer	3x or 40,000
Executive Vice President	3x or 30,000
Executive Chair	12,500
Senior Vice President	2x or 10,000
Board Member	12,500

All of our directors and named executive officers are in compliance with the requirements (after taking into account compliance grace periods).

What is the potential impact of executive misconduct on compensation? The Compensation Committee has adopted an Executive Compensation Recoupment Plan (the “Recoupment Plan”). Each named executive officer is a participant in the Recoupment Plan and all bonus and equity awards are subject to the Recoupment Plan. Under the Recoupment Plan, our Board may recoup annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation (other than salary) paid to our named executive officers under certain circumstances. The Recoupment Plan will apply in the event of a restatement of our previously issued financial statements as a result of error, omission, fraud or noncompliance with financial reporting requirements. The Compensation Committee will review the facts and circumstances underlying any restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and will seek to recover all or a portion of the compensation paid to a named executive officer (other than salary) with respect to any fiscal year in which our financial results are negatively affected by the restatement. Recoupment may include,

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but is not limited to, reimbursement by the named executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to us of stock sale proceeds. In any instance in which the Compensation Committee concludes that a named executive officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover, and the named executive officer will forfeit or repay, all of the named executive officer’s compensation (other than salary) for the relevant period, plus a reasonable rate of interest.

Additionally, if the Board were to determine that a named executive officer harmed us through fraud or intentional misconduct, the Board would take action to remedy the misconduct, prevent its occurrence in the future and impose appropriate discipline, which might include termination of employment or suing the named executive officer for breach of fiduciary duty. Our Equity and Cash Incentive Plan provides that all unvested awards under the Equity and Cash Incentive Plan will be forfeited if an employee’s service is terminated for cause. If our chief executive officer or chief financial officer were to engage in misconduct that resulted in a financial restatement for material non-compliance with securities laws, they would be required by law to reimburse us for bonuses, other incentive compensation, and profits from sales of our stock.

Does Bob Evans consider tax and accounting implications when making compensation decisions? Yes, the Compensation Committee considers the financial reporting and tax consequences of compensation paid to our named executive officers when it determines the overall level of compensation, and mix of compensation components. The Compensation Committee generally seeks to balance the goal of providing our named executive officers with appropriate compensation with the need to maximize the deductibility of compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prohibits us from claiming a compensation expense deduction on our federal income taxes for compensation in excess of $1,000,000 per taxable year paid to our chief executive officer and our three other most highly compensated executive officers (but excluding our chief financial officer) who are employed at the end of the fiscal year. There is an exception to this rule for compensation that qualifies as “performance-based,” which means that the compensation is only paid if the executive officer’s performance meets pre-established objective goals based on performance criteria approved by our stockholders.

We do not have a policy requiring all compensation to be deductible under Code Section 162(m) because the Compensation Committee believes there may be circumstances under which it is appropriate to forgo deductibility. However, we designed the cash performance bonus and stock-based compensation components of our executive compensation program so that most grants qualify as performance-based compensation. This is accomplished by setting goals that are based on the performance criteria approved by our stockholders as part of our Equity and Cash Incentive Plan. In fiscal year 2017 and 2018, we have granted time-based equity grants that will not qualify as performance-based grants. In our review of the tax consequences of these time-based grants, it does not appear that we will have a Section 162(m) limit on deductions due to the amounts involved and because certain of the grants have been deferred into the Deferral Plan.

Our compensation plans comply with Section 409A of the Code. Section 409A is intended to eliminate perceived abuses

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related to the timing of elections and distributions, as well as the acceleration of payments, under nonqualified retirement plans and other nonqualified deferred compensation arrangements.

What significant actions has the Compensation Committee taken since the end of fiscal year 2017? Our Compensation Committee has reviewed the performance of our Company and our executive officers for fiscal year 2017, including the extent to which the performance goals set in June 2016 were met. Based on this review, the Compensation Committee approved the annual cash bonuses and made the long-term incentive awards detailed in the tables in the “Fiscal Year 2017 Compensation Information” section below, as well as certifying compliance with the Code Section 162(m) requirements.

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FISCAL YEAR 2017 COMPENSATION INFORMATION

The following table shows the base salary for each of our named executive officers for the 2017 fiscal year (April 30, 2016 to April 28, 2017), as well as the percentage increase or decrease over the fiscal year 2016 base salary for these officers.

Base Salary: Fiscal Year 2017 Table

Named Executive Officers	Fiscal Year 2016 Ending Base Salary ($)	Salary Adjustment Date	Salary Adjustments (1)($)	Fiscal Year 2017 Ending Base Salary ($)	Change Over Fiscal Year 2016 (%)
Saed Mohseni, Former President and Chief Executive Officer	700,000	N/A	0	700,000	0
Mark E. Hood, Chief Administrative and Chief Financial Officer	480,000	N/A	0	480,000	0
J. Michael Townsley, President, BEF Foods, Inc.	400,000	N/A	0	400,000	0
Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary	325,000	N/A	0	325,000	0
Richard D. Hall, Executive Vice President, Supply Chain and Logistics	281,350	5/7/2016	5,627	286,977	2
John Fisher, Former President, Bob Evans Restaurants	350,000	N/A	0	0 (2)	0
(1)	Messrs. Hood, Townsley, Daly, and Fisher received time based RSUs valued at 4% of base salary in lieu of a base salary merit increase. Such awards were scheduled to vest ratably over 3 years; however, as a result of the Compensation Committee’s determination to accelerate and vest all outstanding awards upon the consummation of the Restaurants Transaction, these RSUs vested on April 28, 2017. See “Grants of Plan-Based Awards for Fiscal Year 2017” table for details regarding the number of RSUs granted and “Potential Payouts Upon Severance or Change-in-Control—Restaurants Transaction Acceleration and Vesting of Awards Table” for details regarding the vesting of such awards upon the consummation of the Restaurants Transaction.
(2)	Mr. Fisher’s employment with Company terminated on April 1, 2017. His base salary during his employment with the Company during fiscal year 2017 was set at $350,000 per year. In connection with Mr. Fisher’s termination, the Company, with the approval of the Board, negotiated a separation agreement. For a more detailed description of the amounts paid pursuant to such agreement, see “Summary of Separation Agreements—John Fisher.”

In August 2015, the Compensation Committee determined to adopt a policy to review executive compensation every year, but that a full review utilizing the independent compensation consultant and doing a comparison analysis, would be done on an every other year basis to save the cost of an annual review and to promote efficiency in the process. So while the base salaries of the named executive officers were reviewed, they did not undergo the more extensive review and comparison that will be conducted in fiscal year 2018 with the assistance of the independent compensation consultant. The Compensation Committee did, however, award the officers who report directly to the chief executive officer (Messrs. Townsley, Hood, Daly and Fisher) a grant of RSU’s equal

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to four percent of their Base Salary that vest over three years, in lieu of an increase in base salary. The Compensation Committee also reviewed with management the target level base salary increase for all of our corporate office employees in good standing, which averaged approximately two percent.

The following table shows for each of our named executive officers: the target value of their target cash bonus for the prior fiscal year, the amount of the cash bonus actually paid in July 2017, and the performance goals, weighting and goal attainment level:

Target Annual Cash Bonus: Fiscal Year 2017 Table

Named Executive	2017 Target Cash Bonus (1) ($)	2017 Actual Cash Bonus Paid ($)	Annual Cash Bonus, Weighting and Goal Attainment Level
			Goal (2)	Weighting	Minimum/Threshold	Actual ($)
					Target
					Maximum ($)
Saed Mohseni, Former President and Chief Executive Officer	700,000	884,100	EPS(3)	65%	1.79	2.38
					2.10
					2.42
			Enterprise Revenue	35%	1,264,965,115	1,271,628,871
					1,317,671,994
					1,370,378,874
Mark E. Hood, Chief Administrative, and Chief Financial Officer	312,000	394,056	EPS(3)	65%	1.79	2.38
					2.10
					2.42
			Enterprise Revenue	35%	1,264,965,115	1,271,628,871
					1,317,671,994
					1,370,378,874
J. Michael Townsley, President, BEF Foods, Inc.	260,000	197,860	BEF Foods Operating Income	50%	73,601,240	83,627,211
					86,589,694
					99,578,148
			BEF Foods Net Sales	25%	412,833,866	416,898,318
					430,035,277
					447,236,688
			Enterprise Plan Funding (4)	25%		126%
Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary	195,000	246,285	EPS(3)	65%	1.79	2.38
					2.10
					2.42
			Enterprise Revenue	35%	1,264,965,115	1,271,628,871
					1,317,671,994
					1,370,378,874
Richard D. Hall, Executive Vice President, Supply Chain and Logistics	172,121	217,389	EPS(3)	65%	1.79	2.38
					2.10
					2.42
			Enterprise Revenue	35%	1,264,965,115	1,271,628,871
					1,317,671,994
					1,370,378,874

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John Fisher, Former President, Bob Evans Restaurants	194,423	0	BER Operating Income	50%	49,447,876	45,206,317
					58,173,971
					66,900,067
			BER Total Net Sales	25%	874,102,816	877,272,671
					910,523,766
					946,944,717
			Enterprise Plan Funding (4)	25%		126%
(1)	The target bonus amounts are pro-rated for any changes in the base salary during the year.
(2)	For purposes of these performance goals, the results excluded the impact of several items, primarily noncash gains and charges, which included the gain on the Restaurants Transaction, legal and professional fees associated with the Restaurants Transaction and our acquisition of Pineland Farms Potato Company, and impairment charges. In June 2016, the Compensation Committee adopted the goals, weighting, the minimum/threshold, target and maximum target metrics, as well as the items that would be excluded for the fiscal year 2017 compensation. The Compensation Committee believes the exclusion of these items more accurately reflects the Company’s actual performance and results of operations.
(3)	The term “EPS” means diluted earnings per share, on a non-GAAP basis, based on the diluted weighted-average number of shares of common stock outstanding during the period presented. A reconciliation of earnings per share is as follows for fiscal year 2017:

Consolidated Financial Results (Thousands, except earnings per share data)	Fiscal year 2017 (in thousands)
Operating Income from continuing operations as reported	$30,126
Net interest expense from continuing operations as reported	9,216

Pre-tax income from continuing operations as reported	20,910
Income tax expense from continuing operations	3,874

Net income from continuing operations as reported	17,036
Net income from discontinued operations as reported	109,431

Net income as reported	126,467

Adjustments to operating income from continuing operations	22,888
Adjustments to interest expense from continuing operations	872

Total pretax adjustments from continuing operations	23,760
Non-GAAP operating income from continuing operations	53,014
Non-GAAP interest expense from continuing operations	8,344

Non-GAAP pre-tax income from continuing operations	44,670
Adjustments to tax expense from continuing operations	7,713

Non-GAAP income tax expense from continuing operations	11,587

Non-GAAP net income from continuing operations	33,083
Adjustments to discontinued operations	(94,567)

Non-GAAP net income from discontinued operations	14,864

Non-GAAP net income	$47,947

Earnings Per Share as reported (consolidated):
· Basic	$6.37
· Diluted	$6.28
Non-GAAP earnings per share (consolidated):
· Basic	$2.42
· Diluted	$2.38
Average Shares Outstanding:
· Basic	19,839
· Diluted	20,132

(4)	Utilizes Enterprise Plan funding level based on achievement of EPS and Enterprise Revenue goals. Enterprise Plan funding must be greater than 0% to fund fiscal year 2017 annual cash bonuses.

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The following table shows for each of our named executive officers the value of their target stock-based compensation for fiscal year 2017, as well as the related performance goals and goal attainment level:

Stock-Based Incentive Compensation: Fiscal Year 2017 Table

Named Executive	2017 Value of Target Stock- Based Compensation (1) ($)	2017 Value of Actual Stock- Based Compensation Awarded (2) ($)	Performance Incentive Plan, Weighting and Attainment Level
			Goal	Weighting	Minimum/Threshold	Actual (3) ($)
					Target
					Maximum
Saed Mohseni, Former President and Chief Executive Officer	1,750,000(4)	1,502,655	Relative TSR - PSU	100%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	2,942,700
Mark E. Hood, Chief Administrative, and Chief Financial Officer	528,000	174,239	Time Based - RSU	33%	3-Year Ratable Vesting	292,989
		303,755	Relative TSR - PSU	67%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	594,854
J. Michael Townsley, President, BEF Foods, Inc.	440,000	145,186	Time Based - RSU	33%	3-Year Ratable Vesting	244,135
		253,146	Relative TSR - PSU	67%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	495,745
Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary	243,750	80,452	Time Based- RSU	33%	3-Year Ratable Vesting	135,282
		140,239	Relative TSR - PSU	67%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	274,635
Richard D. Hall, Executive Vice President, Supply Chain and Logistics	215,233	71,045	Time Based - RSU	33%	3-Year Ratable Vesting	119,465
		123,813	Relative TSR - PSU	67%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	242,466
John Fisher, Former President, Bob Evans Restaurants	262,500	86,643	Time Based - RSU	33%	3-Year Ratable Vesting	145,693
		151,008	Relative TSR - PSU	67%	35%tile = 50% Payout 50%tile= 100% Payout 75%tile=150% Payout	295,725

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(1)	In fiscal year 2016 the Compensation Committee adopted a new incentive compensation program which continued in fiscal year 2017. For each of our NEOs except for Mr. Mohseni, the program as described above has two components, three-year time-based restricted stock units (33%) that generally vest ratably over three years, and three-year performance share units (67%) that generally cliff-vest after three years if the performance metric is met, and depending upon the level of achievement. Mr. Mohseni’s long-term incentive consists solely of 3-year performance share units.
(2)	The target value of the RSU and PSU awards was divided by the closing price of our common stock on the date of the grant, $39.69, to determine the number of shares subject to the RSU award. The actual value of PSUs shown in the table is based on the final Monte Carlo simulation used for accounting purposes which was $34.08. Because of the effect of the valuation method used, i.e., Monte Carlo simulation, the stock had a lower value than the actual trading value on the date of valuation, which causes a lower value than the actual target valuation.
(3)	In connection with the Restaurants Transaction, the Compensation Committee determined to accelerate and fully vest all outstanding, unvested awards under our Equity and Cash Incentive Plan (PSUs at the 100% of target level) upon the consummation of the Restaurants Transaction and execution by the applicable participant of the required Release. The closing price of our common stock on April 28, 2017 the date of the consummation of the Restaurants Transaction, was $66.74. See “Potential Payouts Upon Severance or Change-in-Control—Restaurants Transaction Acceleration and Vesting of Awards Table” for additional details regarding the accelerated vesting of awards outstanding under our Equity and Cash Incentive Plan as a result of the consummation of the Restaurants Transaction.
(4)	This amount reflects a value equal to 250 percent of Mr. Mohseni’s base salary. As described in our “Compensation Discussion and Analysis” section above, Mr. Mohseni was not granted any PSUs in fiscal year 2016 due to his start date of January 1, 2016 and the Compensation Committee granted him a PSU award on June 23, 2016 equal to 250 percent of his base salary.

Summary Compensation for Fiscal Years 2017, 2016, and 2015

The following table lists the annual compensation for the fiscal years 2017, 2016, and 2015 of our chief executive officer, chief financial officer, and our three other most highly compensated executive officers, as of the end of fiscal year 2017. These executive officers are our “named executive officers” for the fiscal year 2017.

Summary Compensation Table

Name and Principal Position	Year	Salary (1) ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Saed Mohseni, Former President and Chief Executive Officer	2017 2016	700,000 218,077	0 0	1,502,655 350,009	0 0	884,100 226,415	1,340,338 1,075	4,427,094 795,576
Mark E. Hood, Chief Administrative and Chief Financial Officer	2017 2016 2015	480,000 498,462 364,615	0 0 0	497,204 804,531 439,984	0 0 0	394,056 312,000 140,987	9,882 8,076 48,564	1,381,142 1,623,069 994,150
J. Michael Townsley, President, BEF Foods, Inc.	2017 2016 2015	400,000 438,012 404,765	0 0 0	414,327 433,382 420,580	0 0 0	197,860 425,314 56,491	26,984 60,681 48,109	1,039,171 1,357,389 929,945
Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary	2017 2016 2015	325,000 337,500 303,617	0 0 0	233,709 251,166 324,984	0 0 0	246,285 195,000 43,670	16,659 8,316 6,978	821,654 791,983 679,249
Richard D. Hall, Executive Vice President, Supply Chain and Logistics	2017	286,544	0	194,858	0	217,389	7,501	706,292
John Fisher, Former President, Bob Evans Restaurants	2017	329,808	0	251,662	0	0	564,216	1,145,686

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(1)	Fiscal year 2016 had 53 weeks, which is one week more than a regular fiscal year for the Company, which resulted in an additional pay period. The additional pay period increased the actual salary paid to each of the Company’s employees, including the named executive officers, so that the amount shown exceeds the applicable base salary. The amount paid to Mr. Mohseni was prorated to the actual period of his service during fiscal year 2016, which started on January 1, 2016. Each of the named executive officers, except Messrs. Hood and Hall, deferred a portion of his salary under our executive deferral plan, as set forth in the “Nonqualified Deferred Compensation for Fiscal Year 2017 Table” that follows. Each of the named executive officers also contributed a portion of his salary to our 401(k) plan.
(2)	Amounts in this column represent cash bonus amounts that are not performance based, such as discretionary cash bonuses. Our bonus programs are performance based.
(3)	These amounts represent the aggregate grant date fair value of awards for fiscal years 2017, 2016 and 2015, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. Amounts shown do not reflect compensation actually received or that may be realized in the future. The value actually received by the named executive officers in fiscal year 2017 is set forth in the “Option Exercises and Stock Vested for Fiscal Year 2017 Table” that follows. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 6 of our financial statements in our Annual Report on Form 10-K for the year ended April 28, 2017 as filed with the SEC. See the “Grants of Plan-Based Awards for Fiscal Year 2017” table for information on stock awards made in fiscal year 2017.
(4)	The amounts in this column represent the annual cash bonus earned by each of the named executive officers in the fiscal year indicated based on the achievement of performance goals established by the Compensation Committee at the beginning of that fiscal year. Bonuses shown were paid within 2-1/2 months after the end of the respective fiscal year, and Messrs. Hood and Townsley deferred a portion of their cash bonuses to our executive deferral plan. The amounts deferred for fiscal year 2015 were included in the “Nonqualified Deferred Compensation Table” for fiscal year 2016. The amounts deferred for fiscal year 2016 are included in the “Nonqualified Deferred Compensation Table for Fiscal Year 2017 Table.” The amounts deferred for fiscal year 2017 will be included in the “Nonqualified Deferred Compensation Table” for fiscal year 2018.
(5)	See the “All Other Compensation for Fiscal Year 2017 Table” below for additional information.

All Other Compensation for Fiscal Year 2017

The following table describes each component of the “All Other Compensation” column in the “Summary Compensation Table” above for fiscal year 2017.

All Other Compensation for Fiscal Year 2017 Table

Name of Executive	Contributions to Employee Plans(1) ($)	Tax Reimbursement Payments ($)	Other ($)	Total ($)
Saed Mohseni, Former President and Chief Executive Officer (2)	27,126	0	1,313,212	1,340,338
Mark E. Hood, Chief Administrative and Chief Financial Officer (3)	3,816	0	6,066	9,882
J. Michael Townsley, President, BEF Foods, Inc.(4)	23,618	0	3,366	26,984
Colin M. Daly, Executive Vice President, General Counsel and Corporate Secretary (5)	14,604	0	2,055	16,659
Richard D. Hall, Executive Vice President, Supply Chain and Logistics (6)	4,069	0	3,432	7,501
John Fisher, Former President, Bob Evans Restaurants (7)	9,227	0	554,989	564,216

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(1)	The amounts in this column include our contributions paid to the accounts of each of the named executive officers under our 401(k) plan, our executive deferral plan and our supplemental executive retirement plan (“SERP”). In fiscal year 2017, we made 401(k) matching contributions to Messrs. Mohseni, Hood, Townsley, Daly, Hall and Fisher, respectively, of $9,956, $3,816, $4,243, $4,000, $4,068 and $3,853. During fiscal year 2017, we made a matching contribution to the executive deferral plan of Messrs. Mohseni, Hood, Townsley, Daly, Hall, and Fisher, respectively, in the amount of $17,170, $0, $19,374, $10,604, $0 and $5,374. Our fiscal year 2016 contribution to the SERP which was contributed in fiscal year 2017 was a nominal $1.01 for Messrs. Townsley and Hall. The other named officers are not participants in the SERP.
(2)	Other compensation for Mr. Mohseni includes $1,560 phone allowance, $2,334 company paid life insurance, and payments related to his severance as a result of the Restaurants Transaction of $1,260,000 representing 90% of 2 times annual base salary and $49,318 representing the Company’s estimated obligation for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) for a period equal to 24 months including $25,000 for life insurance. See “Summary of Separation Agreements—Saed Mohseni” for additional information regarding the payments made in connection with the departure of Mr. Mohseni.
(3)	Other compensation for Mr. Hood includes a $1,560 phone allowance and $4,506 of company paid life insurance.
(4)	Other compensation for Mr. Townsley includes a $1,560 phone allowance and $1,806 of company paid life insurance.
(5)	Other compensation for Mr. Daly includes a $1,560 phone allowance and $495 of company paid life insurance.
(6)	Other compensation for Mr. Hall includes a $1,560 phone allowance and $1,872 of company paid life insurance.
(7)	Other compensation for Mr. Fisher includes a $1,440 phone allowance, $961 of company paid life insurance, and payments related to his severance of $525,000 representing 18 months of base salary and $12,780 representing the Company’s estimated obligation for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) for a period equal to 12 months, and $14,808 of earned but previously unpaid paid time off. See “Summary of Separation Agreements—John Fisher” for additional information regarding the payments made in connection with the departure of Mr. Fisher.

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Grants of Plan-Based Awards for Fiscal Year 2017

The following table presents information on plan-based awards granted to each of the named executive officers during fiscal year 2017.

Name / Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Unit (#)(3)	Exercise or Base Price of Stock and Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Saed Mohseni
Annual Incentive		0	700,000	1,400,000
PSUs	6/23/2016				0	44,092	66,138		34.08	1,502,655
Mark E. Hood
Annual Incentive		0	312,000	624,000
PSUs	6/23/2016				0	8,913	13,370		34.08	303,755
RSUs	6/23/2016							4,390	39.69	174,239
RSUs (6)	6/23/2016							484	39.69	19,210
J. Michael Townsley
Annual Incentive		0	260,000	520,000
PSUs	6/23/2016				0	7,428	11,142		34.08	253,146
RSUs	6/23/2016							3,658	39.69	145,186
RSUs (6)	6/23/2016							403	39.69	15,995
Colin M. Daly
Annual Incentive		0	195,000	390,000
PSUs	6/23/2016				0	4,115	6,173		34.08	140,239
RSUs	6/23/2016							2,027	39.69	80,452
RSUs (6)	6/23/2016							328	39.69	13,018
Richard D. Hall
Annual Incentive		0	172,038	344,076
PSUs	6/23/2016				0	3,633	5,450		34.08	123,813
RSUs	6/23/2016							1,790	39.69	71,045
John Fisher
Annual Incentive		0	194,423	388,846
PSUs	6/23/2016				0	4,431	6,647		34.08	151,008
RSUs	6/23/2016							2,183	39.69	86,643
RSUs (6)	6/23/2016							353	39.69	14,011

The Company did not grant any option awards in fiscal year 2017, and therefore has not included the column in the table above titled: “All Other Option Awards: Number of Securities Underlying Options.”

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(1)	Non-equity incentive plan award amounts represent the threshold, target and maximum payments under our annual cash bonus plan for fiscal year 2017. The actual cash bonuses earned for fiscal year 2017 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and were paid in July 2017. The Compensation Committee established the target awards and performance goals in June 2016, and each named executive could receive between 0 percent and 200 percent of his target cash bonus based on the achievement of the performance goals for the fiscal year. The performance goals and bonus multiples used to determine payouts are described above under the “Annual Cash Performance Bonuses” section of the “Compensation Discussion and Analysis” section.
(2)	The Compensation Committee established the target awards under our equity incentive plan for fiscal year 2017 in June 2016, and each named executive could receive between 0% and 150% of target PSU awards, and the actual amount to be received by the participating named executives in June 2018 was based on the achievement of pre-established performance criteria for the three year fiscal year period for 2017 to 2019. The expense associated with all of the equity-based awards based on fiscal years 2017-2019 performance are calculated and recorded in accordance with the Stock Compensation Topic of the FASB ASC, none of which is included in the fiscal year 2017 “Summary Compensation Table.” Our Equity and Cash Incentive Plan and the awards made under this program for the fiscal year 2017-2019 performance period are discussed in the “Compensation Discussion and Analysis” section of this proxy above. However, as set forth in the “Stock-Based Incentive Compensation: Fiscal Year 2017 Table” and “Option Exercises and Stock Vested for Fiscal Year 2017 Table,” in connection with the consummation of the Restaurants Transaction, the Compensation Committee determined to accelerate and fully vest all outstanding, unvested PSUs under our Equity and Cash Incentive Plan at the target level (or 100%) and execution by the applicable participant of the required Release. See “Restaurants Transaction Acceleration and Vesting of Awards Table” for more information regarding the amount and value of the awards received upon the consummation of the Restaurants Transaction.
(3)	Restricted stock units generally vest ratably 33% per year over the next three years on the anniversary of the grant date. However, as set forth in the “Stock-Based Incentive Compensation: Fiscal Year 2017 Table” and “Option Exercises and Stock Vested for Fiscal Year 2017 Table,” in connection with the consummation of the Restaurants Transaction, the Compensation Committee determined to accelerate and fully vest all outstanding, unvested RSUs under our Equity and Cash Incentive Plan at the target level (or 100%) and execution by the applicable participant of the required Release. See “Potential Payouts Upon Severance or Change-in-Control—Restaurants Transaction Acceleration and Vesting of Awards Table” for more information regarding the amount and value of the awards received upon the consummation of the Restaurants Transaction.
(4)	Represents the closing price of our stock on NASDAQ on the date of grant, or in the case of the PSU’s, the value determined through the Monte Carlo simulation valuation method.
(5)	The aggregate grant date fair value of awards for fiscal year 2017, computed in accordance with the Stock Compensation Topic of the FASB ASC. For further information, including information relating to the assumptions underlying the valuation of the stock awards, refer to Note 6 of our financial statements in our Form 10-K for the year ended April 28, 2017, as filed with the SEC.
(6)	Represents RSUs awarded in lieu of merit-based base salary increases, which were scheduled to vest ratably over the next three years on the anniversary of the grant date; however, in connection with the Restaurants Transaction, the Compensation Committee determined to accelerate and fully vest all outstanding, unvested time-based RSUs upon the consummation of the Restaurants Transaction and execution by the applicable participant of the required Release.

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Outstanding Equity Awards at 2017 Fiscal Year-End

The following table provides information on the equity awards held by the NEOs at the end of fiscal year 2017. In January 2017, our Compensation Committee determined to accelerate and vest all of our outstanding restricted share and performance share awards under our Equity and Cash Incentive Plan in connection with the consummation of the Restaurants Transaction and execution by the applicable participant of the required Release, which eliminated any outstanding awards at year-end for each of our NEOs except for Mr. Hall, who retains the outstanding, exercisable but unexercised options identified in the table below. For additional information about the acceleration and vesting of such awards in connection with the consummation of the Restaurants Transaction, see “Compensation Discussion and Analysis—Stock-Based Incentive Compensation” and “Restaurants Transaction Acceleration and Vesting of Awards Table.”

	Option Awards							Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unercised Options Un- exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Saed Mohseni	-	-		-	-	-	-	-	-	-	-	-
Mark E. Hood	-	-		-	-	-	-	-	-	-	-	-
J. Michael Townsley	-	-		-	-	-	-	-	-	-	-	-
Colin M. Daly	-	-		-	-	-	-	-	-	-	-	-
Richard D. Hall	6/10/08 6/10/08 6/9/09 6/9/09 6/22/10 6/22/10	8,835 6,165 737 1,476 1,380 691	(1) (2) (3) (4) (5) (6)	-	-	$33.95 33.95 32.30 32.30 26.35 26.35	6/10/18 6/10/18 6/9/19 6/9/19 6/22/20 6/22/20	-	-	-	-	-
John Fisher	-	-		-	-	-	-	-	-	-	-	-

(1)	Incentive Stock Options (ISO) vested June 10, 2011.
(2)	Non-Qualified Stock Options (NQSO) vested June 10, 2011.
(3)	Incentive Stock Options (ISO) vested June 9, 2012.
(4)	Non-Qualified Stock Options (NQSO) vested June 9, 2011.
(5)	Incentive Stock Options (ISO) vested June 22, 2013.
(6)	Non-Qualified Stock Options (NQSO) vested June 22, 2011.

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Option Exercises and Stock Vested for Fiscal Year 2017

The following table provides information regarding (1) options exercised by each NEO during fiscal year 2017, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares acquired by each NEO through stock grants and/or upon the vesting of restricted stock awards and the value realized. The values shown below do not reflect the payment of any applicable withholding tax and/or broker commissions.

Option Exercises and Stock Vested for Fiscal Year 2017 Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Value Realized on Vesting(2) ($)
Saed Mohseni	N/A	N/A	53,233	(3)	3,508,528
Mark E. Hood	N/A	N/A	33,693		2,140,602
J. Michael Townsley	N/A	N/A	28,085	(3)	1,737,633
Colin M. Daly	N/A	N/A	16,204		1,020,654
Richard D. Hall	0	0	13,518		849,364
John Fisher	N/A	N/A	15,693	(3)	1,004,096
(1)	In addition to scheduled vesting of outstanding restricted stock awards under our Equity and Cash Incentive Plan during fiscal year 2017, this column includes shares vesting as a result of Compensation Committee’s determination to accelerate and vest all time-based restricted stock awards, RSUs and all PSUs (at the target, or 100%, level) in connection with the consummation of the Restaurants Transaction and execution by the applicable participant of the required Release. With respect to Mr. Mohseni, the Compensation Committee’s determination to accelerate and vest all outstanding PSUs at the target, or 100%, level resulted in Mr. Mohseni’s receiving 250% of the target amount, or 44,092 PSUs. See “Potential Payouts Upon Severance or Change-in-Control—Restaurants Transaction Acceleration and Vesting of Awards Table” for additional information on the amount and value of the awards received upon the consummation of the Restaurants Transaction.
(2)	Value realized for restricted stock and RSU awards was calculated using the closing stock price of our common stock on the date the restricted stock award vested.
(3)	Includes shares of Company stock that were deferred in a Company deferral plan and that vested in fiscal 2017.

Nonqualified Deferred Compensation

We maintain two plans that provide for the deferral of compensation on a basis that is not tax-qualified – the Bob Evans Farms, Inc. and Affiliates Amended and Restated Executive Deferral Plan and the Bob Evans Farms, Inc. and Affiliates Fourth Amended and Restated Supplemental Executive Retirement Plan or “SERP.”

Executive Deferral Plan. The executive deferral plan is a nonqualified deferred compensation plan. Currently, approximately 140 employees are eligible to participate in the deferral plan, including our executive officers.

Our deferral plan is intended to promote personal savings and facilitates tax deferral, as well as compensating for deferral limits under our 401K Plan. The primary benefit to participants in this plan is that most federal and state income taxes are deferred until the money is distributed from the plan, so savings accumulate on a pre-tax basis. We believe our deferral plan benefits our stockholders by promoting employee retention. We also believe we need to offer this type of plan to compete effectively for executive talent because many other companies offer this type of plan.

Participants elect to “invest” the amounts they defer among 18 investment choices, including a Company stock fund. Contributions are not actually invested in mutual funds or in Company stock. Instead, the amounts deferred

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are mathematically tracked as though they were invested in the funds or Company stock (if elected). A third party service provider tracks the funds’ returns and then credits or debits the value of each participant’s plan account based on the performance of the investment funds he or she selects. With the exception of the Company’s stock fund, participants can change their investment selections on a daily basis. They do not receive an above market rate of interest (“preferential earnings”) on their contributions.

Our matching contributions to the executive deferral plan are subject to the discretion of our Board. For calendar year 2015 (which includes part of our 2015 and 2016 fiscal years), the Board authorized a matching contribution to the deferral plan of $.25 per dollar on the first six percent of compensation. Participant deferrals to the executive deferral plan vest immediately, while our matching contributions vest in increments based on years of service on the same schedule as the 401K Plan.

Participants’ rights to receive their vested plan account balances from us are not secured or guaranteed. However, we account for the participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company-owned life insurance policies, and to a limited extent with cash and shares of Company stock.

The executive deferral plan is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the executive deferral plan requires a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

Supplemental Executive Retirement Plan. We maintain a SERP for certain management employees, including two of our NEOs. The SERP is a nonqualified defined contribution plan designed to supplement the retirement benefits of its participants.

In June 2009, our Board amended the SERP to preclude the addition of new participants. In June 2015, our Board amended the SERP to limit further contributions to participants to a nominal level. It determined to reduce the funding rather than freeze it in order to avoid the immediate vesting of the plan benefits.

If a participant’s employment with us ends for any reason other than retirement, death, disability or a change in control (as described above), then the participant will generally forfeit his or her SERP account.

Participants’ rights to receive their SERP balances from us are not secured or guaranteed. However, we account for participants’ plan balances in our financial statements. To offset this liability, we have funded a rabbi trust primarily with company- owned life insurance policies, and to a limited extent, with cash and shares of Company stock.

The SERP is intended to comply with the requirements affecting deferred compensation under Section 409A of the Code. For example, the SERP has been amended to require a six-month delay for the payment of certain benefits to a participant in connection with the participant’s termination of employment under circumstances required by Section 409A of the Code.

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Nonqualified Deferred Compensation for Fiscal Year 2017

The following table sets forth contributions, earnings, distributions and the total dollar balance for each named executive for fiscal year 2017 under the executive deferral plan and the SERP.

Nonqualified Deferred Compensation for Fiscal Year 2017 Table

Name	Type of Plan	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE ($)
Saed Mohseni	Deferral Plan SERP	1,921,104 N/A	17,170 N/A	1,527,066 N/A	0 N/A	442,238 N/A
Mark E. Hood	Deferral Plan SERP	0 N/A	0 N/A	0 N/A	0 N/A	0 N/A
J. Michael Townsley	Deferral Plan SERP	82,531 0	19,374 1	759,131 75,636	0 0	1,876,323 788,123
Colin M. Daly	Deferral Plan SERP	42,375 N/A	10,604 N/A	6,349 N/A	40,111 N/A	99,298 N/A
Richard D. Hall	Deferral Plan SERP	0 0	0 1	1,632 61,625	0 0	17,001 642,134
John Fisher	Deferral Plan SERP	224,434 N/A	5,374 N/A	153,256 N/A	0 N/A	256,631 N/A

(1)	This column includes cash and share contributions to the executive deferral plan in the amounts shown. Messrs. Hood and Hall did not contribute to the deferred compensation plan in fiscal year 2017. Amounts in this column included deferred compensation from the executive’s base salary that are also included in the “Salary” column totals for fiscal year 2017 reported in the “Summary Compensation Table”. The remainder of each contribution amount shown in this column was deferred from the annual cash bonus or equity award included in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” column totals, respectively, also reported in the “Summary Compensation Table”.
(2)	The SERP contributions included in this column represent the nominal funding level adopted by the Board in June 2015. The Deferral Plan amounts in this column represent the Company’s matching contribution to the executive deferral plan for the calendar year ended December 31, 2016. All contributions reflected in this column are also included in the “All Other Compensation” column totals for fiscal year 2017 reported in the “Summary Compensation Table”.
(3)	Represents the market-based earnings/loss credited to each named executive’s accounts in accordance with the plans described in the narrative preceding this table.
(4)	Participants in the SERP may not receive distributions during their employment, except in the event of hardship. Distributions are made under our executive deferral plan only in accordance with the requirements of Section 409A of the Code and the plan, which is more fully explained in the narrative preceding this table.

Executive Officer Compensation Information

The following details the changes in our executive leadership and their compensation during fiscal 2017 and for fiscal 2018.

On November 14, 2015, the Company entered into an employment agreement with Mr. Mohseni to serve as the Company’s President and Chief Executive Officer with a start date effective January 1, 2016. The employment agreement had a three-year term expiring on December 31, 2018. The agreement would thereafter be automatically extended unless either Mr. Mohseni or the Company were to give advance notice of non-extension.

Mr. Mohseni’s agreement was terminable with 14 days’ notice by the Company without any liability for either “Cause,” or if Mr. Mohseni terminated his employment without “Good Reason.” If the Company terminated the agreement other than for Cause, or if Mr. Mohseni terminated for “Good Reason,” the Company would have been required to pay him: (a) any base salary that was accrued but unpaid; (b) any rights or benefits accrued under Company’s plans; (c) any prior year earned, but unpaid bonus; (d) his base salary for a period of 24 months; (e) a pro-rated bonus for the then-current fiscal year based on the actual achievement of the applicable performance

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goals for such fiscal year (without pro-ration of such performance goals); and (f) an amount equal to the Company’s estimated obligation for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) for a period equal to 24 months, and an amount up to $25,000 for life insurance.

Upon Mr. Mohseni’s death during the term of the Agreement, the Company was required to pay to his estate any base salary that was accrued but unpaid and any business expenses that were unreimbursed, all as of the date of termination of employment, and any vested rights and benefits provided under plans and programs of the Company in which he was participating immediately prior to his death (collectively, the “Plans and Programs”), determined in accordance with the applicable terms and provisions of such Plans and Programs.

Mr. Mohseni was also a participant in the Company’s CIC/Severance Plan, which provides that in the event of a change in control (“Change in Control” or “CIC”), and the subsequent termination of Mr. Mohseni’s position within the 24 months following the CIC, he would be paid an amount equal to three times his base salary and bonus amount, and be provided with life, medical, dental and vision benefits in which he and his family were participating at the time of termination for a period of 24 months, or the cash equivalent to such benefits.

The employment agreement contained certain business protection provisions in favor of the Company, such as a requirement that Mr. Mohseni not disclose confidential information or trade secrets of the Company and during the term of the Agreement and for 24 months following its termination, Mr. Mohseni will neither hold any position with any “Competing Business” nor solicit employees of the Company to leave their employment.

Mr. Mohseni was also entitled to participate in the Company’s benefit plans and programs to the extent generally available to all employees.

In connection with the consummation of the Restaurants Transaction, Mr. Mohseni left the employ of the Company and the Company, with the approval of the Board, negotiated a separation agreement with Mr. Mohseni, which permitted Mr. Mohseni, among other things, to accept employment with Bob Evans Restaurants, LLC, the purchaser in the Restaurants Transaction. In addition to the payments made under the separation agreement, Mr. Mohseni agreed to a general release of all claims against the Company and its affiliates, to a 2-year restrictive covenant not to compete with the Company or its affiliates, and to a 2-year covenant not to solicit any employee of the Company or its affiliates to terminate his or her employment with the Company. The separation agreement and actual payments made to Mr. Mohseni are described more fully below under “Summary of Separation Agreements—Saed Mohseni.”

In advance of the consummation of the Restaurants Transaction, the Company entered into a separation agreement with Mr. Fisher effective April 1, 2017. In addition to the payments made under the separation agreement, Mr. Fisher agreed to a general release of all claims against the Company and its affiliates, to a 1-year restrictive covenant not to compete with the Company or its affiliates, and to a 1-year covenant not to solicit any employee of the Company or its affiliates to terminate his or her employment with the Company. The separation agreement and actual payments made to Mr. Fisher are described more fully below under “Summary of Separation Agreements—John Fisher.” Due to the fact that Mr. Fisher was not employed by the Company as of April 28, 2017, no potential severance amounts payable as of April 28, 2017 are listed under “Potential Payouts upon Severance or Change in Control—Restaurants Transaction Acceleration and Vesting of Awards Table” below.

In addition, on January 24, 2017, the Board approved employment agreements to be

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entered into with Messrs. Townsley, Hood and Daly in connection with the Restaurants Transaction and effective as of April 29, 2017, the first day of our 2018 fiscal year. Under each employment agreement, if the Company terminates the employment agreement other than for “Cause,” if the executive terminates for “Good Reason,” or with respect to Messrs. Hood and Daly, if the executive voluntarily terminates his employment at least 30 months after the date of his employment agreement but before the end of the five-year initial term, then the Company will be required to pay such executive: (i) any base salary that is accrued but unpaid, (ii) any rights or benefits accrued under the Company’s plans, (iii) any prior year earned, but unpaid bonus, (iv) his base salary for a period of 24 months, (v) a pro-rated bonus for the then-current fiscal year based on the actual achievement of the applicable performance goals for such fiscal year (without pro-ration of such performance goals), and (vi) an amount equal to the Company’s estimated obligation for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) for a period equal to 18 months, and an amount up to $25,000 for life insurance. If the executive dies during the term of his employment agreement, the Company is required to pay to his estate any base salary that is accrued but unpaid and any business expenses that are unreimbursed, all as of the date of termination of employment, and any vested rights and benefits provided under plans and programs of the Company in which he was participating immediately prior to his death, determined in accordance with the applicable terms and provisions of such plans and programs. In addition, Messrs. Townsley, Hood and Daly will continue to be participants in the CIC/Severance Plan.

Executive Severance Benefits. Our CIC/Severance Plan generally establishes the compensation to be paid to a participant upon separation from the Company. All officers of the rank of vice president and above are severance participants.

A severance participant is entitled to severance compensation in return for a release of claims and their agreement not to compete if they retire, are disabled, die, or are terminated without cause. The compensation is (1) up to one year in base salary payable in 26 even payments (which payments stop upon employment); (2) a lump sum payment for the employer’s portion of the health care costs for 12-months; (3) if employed as of the end of a fiscal year, a lump sum payment of their bonus based on the plan metrics and payable at the time the bonus payments are paid; (4) for any equity grants issued before June 1, 2015, the acceleration of 50 percent of unvested equity grants outstanding, or if a special award where the service has been performed, the acceleration of 100 percent of unvested equity grants outstanding, and for grants after that date, per the terms of the grant agreement. The Compensation Committee has the discretion to accelerate the vesting of any of the unvested equity grants. All amounts paid are subject to federal, state and local taxes. A participant would also be entitled to receive his or her vested benefits in any of the Company’s plans, such as the 401K Plan and deferral plan.

Change in Control Benefits. The Compensation Committee has designated officers who are eligible to participate in the change in control portion of the CIC/Severance Plan. Change in control participants are separated into three classes depending upon the rank of their position and other factors. Historically only the chief executive officer is a participant in Class A.

If a participant’s employment is terminated without “cause” or by the executive officer for “good reason,” during the two-year period following a change in control for a Class A participant, and the one-year period for a

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Class B or C participant, the participant will be eligible for the following payments and benefits:

Participant’s Class	Amount of Payment

Class A	300% of the sum of (i) base salary and (ii) current year bonus amount

Class B	200% of the sum of (i) base salary and (ii) current year bonus amount

Class C	100% of the sum of (i) base salary and (ii) current year bonus amount

For 18 months after the participant’s date of termination, we will either continue all life, medical, dental and/or vision insurance programs in which the participant was participating, or provide compensation. The Compensation Committee has the discretion to accelerate the vesting of any unvested equity grants. All amounts paid are subject to federal, state and local taxes.

Provisions Common to Both the Severance and CIC Benefits. In order to be entitled to either change in control or severance payments and benefits, the participant will be required to comply with the terms and conditions of the CIC/Severance Plan. The participant must execute a release and waiver of all claims against us and to comply with post-employment covenants to protect our confidential information, not to compete, not to solicit our employees and not to disparage or otherwise impair the Company’s reputation, goodwill or commercial interests.

The CIC/Severance Plan can be amended by the Compensation Committee at any time and for any reason, except during the period of a potential or actual CIC of the Company. The CIC/Severance Plan includes a provision stating that once eligible for benefits under the CIC/Severance Plan, each participant shall remain a participant in the CIC/Severance Plan until the amounts and benefits payable under the CIC/Severance Plan have been paid or provided to the participant in full.

If any portion of the payments and benefits provided between the officer and us would be considered “excess parachute payments” under Section 280G(b)(1) of the Code, this amount is payable by the officer since we do not provide or reimburse our employees for their payment of the taxes associated with payments under our CIC/Severance Plan. These payments are sometimes referred to as “tax gross-up payments.” Participation may be terminated if, among other things, we notify the participant that they no longer have coverage, provided that we cannot give this notice after we learn that activities have begun which could result in a CIC if completed, or during the period following a CIC. If a participant breaches any of his or her obligations under the CIC/Severance Plan after a CIC occurs, the participant must repay any payment received plus interest.

Potential Payouts upon Severance or Change-in-Control.

The following table shows the approximate gross amounts payable to our NEOs pursuant to our CIC/Severance Plan in the event of their termination of employment under the circumstances described below. The figures in the table represent the incremental cost/value of the payments and do not include amounts that have already vested, or that have been earned or paid. The amounts will be reduced by the amount of applicable federal, state and local taxes. No payment is made unless the person receiving the amounts enters into a severance agreement that releases the Company from any liability, and where the person agrees not to compete with the Company, as well as other restrictions.

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The table assumes that the terminations took place on April 28, 2017, the last day of fiscal year 2017. The termination provisions of our CIC/Severance Plan are described under the caption “Change in Control Benefits” above. For the table below, Change in Control is defined in the CIC/Severance Plan as (1) the acquisition of 30% or more of the voting power of the Company common stock, (2) consummation of a merger following which the Company’s stockholders no longer hold at least 50% of the voting power of the entity resulting from the merger, (3) a sale of all or substantially all of the Company’s assets, or (4) the liquidation of the Company. Change in Control is defined in the Equity and Cash Incentive Plan as above, along with (5) a change in the majority of the Company’s board of directors. The table below assumes that the Compensation Committee, utilizing the discretion allowed under the Equity and Cash Incentive Plan, accelerated the vesting of outstanding equity awards following the Change in Control and upon a termination of employment without Cause or for Good Reason, and that PSU vesting was accelerated at the Target level.

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Potential Payouts upon Severance or Change-in-Control Table

	Cash Severance	Equity [1,2]	Retirement Benefits	Health & Welfare	Excise Tax Reimbursement/ Adjustment	Total [3]
Saed Mohseni
Death	$0	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0	$0
For Cause	$0	$0	$0	$0	$0	$0
Voluntary	$0	$0	$0	$0	$0	$0
Retirement	$0	$0	$0	$0	$0	$0
Without Cause	$1,400,000	$0	$0	$25,121	$0	$1,425,121
Change In Control	$4,752,300	$0	$0	$25,121	$0	$4,777,421
Mark E. Hood
Death	$0	$0	$0	$0	$0	0
Disability	$0	$0	$0	$0	$0	$0
For Cause	$0	$0	$0	$0	$0	$0
Voluntary	$0	$0	$0	$0	$0	$0
Retirement	$0	$0	$0	$0	$0	$0
Without Cause	$480,000	$0	$0	$12,309	$0	$492,309
Change In Control	$1,748,112	$0	$0	$18,463	$0	$1,766,575
J. Michael Townsley [4]
Death	$0	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0	$0
For Cause	$0	$0	$0	$0	$0	$0
Voluntary	$0	$0	$0	$0	$0	$0
Retirement	$0	$0	$0	$0	$0	$0
Without Cause	$400,000	$0	$0	$13,286	$0	$413,286
Change In Control	$1,195,720	$0	$0	$19,929	$0	$1,215,649
Colin M. Daly
Death	$0	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0	$0
For Cause	$0	$0	$0	$0	$0	$0
Voluntary	$0	$0	$0	$0	$0	$0
Retirement	$0	$0	$0	$0	$0	$0
Without Cause	$325,000	$0	$0	$12,129	$0	$337,129
Change In Control	$1,142,570	$0	$0	$18,194	$0	$1,160,764
Richard D. Hall [4]
Death	$0	$0	$0	$0	$0	$0
Disability	$0	$0	$0	$0	$0	$0
For Cause	$0	$0	$0	$0	$0	$0
Voluntary	$0	$0	$0	$0	$0	$0
Retirement	$0	$0	$0	$0	$0	$0
Without Cause	$286,977	$0	$0	$8,459	$0	$295,436
Change In Control	$1,008,732	$0	$0	$12,688	$0	$1,021,420

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(1)	The Compensation Committee, consistent with the terms of the Equity and Cash Incentive Plan, determined to accelerate the vesting of all unvested and outstanding awards under the Equity and Cash Incentive Plan and that the performance criteria applicable to each PSU would be deemed to have been satisfied at the target level (100%), effective upon the consummation of the Restaurants Transaction and execution by the applicable participant of the required Release. The Compensation Committee’s decision applied to all of the Company’s outstanding and unvested awards under the Equity and Cash Incentive Plan as of April 28, 2017, including all RSUs and PSUs. For the actual awards vesting, and the value of such accelerated awards, see the “Restaurants Transaction Acceleration and Vesting of Awards Table” below.
(2)	Equity values are based on a stock price of $66.74, which was the closing price of our stock on April 28, 2017, the last day of fiscal year 2017. Equity amounts listed above represent the amount that would be paid assuming the equity grants would by their terms vest upon the termination event specified, and in the event of a Change in Control, the amount assuming an acceleration of vesting by the Compensation Committee. For the actual awards vesting, and the value of such accelerated awards, see the “Restaurants Transaction Acceleration and Vesting of Awards Table” below.
(3)	The payments indicated under the above table are based upon the terms and conditions of the CIC/Severance Plan as described above under “Executive Officer Compensation Information.”
(4)	The retirement benefit figures under the SERP and the executive deferral plan are not shown as payable for Mr. Townsley or Mr. Hall upon Death, Disability, Voluntary/Retirement, and termination without Cause or Change in Control, because both are fully vested in our SERP and executive deferral plan. Accordingly, we would not incur any incremental cost for these retirement benefits in the event of Mr. Townsley’s or Mr. Hall’s termination of employment under these circumstances. The aggregate account balances under the SERP and executive deferral plan as of April 28, 2017 are presented in the table above under the heading “Nonqualified Deferred Compensation for Fiscal Year 2017 Table.”

Restaurants Transaction Acceleration and Vesting of Awards Table

Name	Restricted Shares	Performance Shares	Amount(1) $
Saed Mohseni (2)	6,094	44,092(3)	3,349,414
Mark E. Hood	13,432	14,541	1,866,918
J. Michael Townsley	8,704	12,808	1,435,711
Colin M. Daly	5,577	7,233	854,939
Richard D. Hall	4,221	6,332	704,307
John Fisher (4)	5,514	7,788	887,775

(1)	Amount based on $66.74, the closing price of our common stock on April 28, 2017.
(2)	For a summary of the amounts paid to Mr. Mohseni, in connection with his separation from the Company in April 2017, see the “Summary of Separation Agreements—Saed Mohseni” below.
(3)	With respect to Mr. Mohseni, the Compensation Committee’s determination to accelerate and vest all outstanding PSUs at the target, or 100 percent, level resulted in Mr. Mohseni’s receiving 250 percent of his base salary for fiscal year 2017, or 44,092 PSUs.
(4)	For a summary of the amounts paid to Mr. Fisher in connection with his separation from the Company in April 2017, see the “Summary of Separation Agreements—John Fisher” below.

Summary of Separation Agreements

Saed Mohseni. In addition to the accelerated vesting of Mr. Mohseni’s outstanding equity awards under the Company’s Equity and Cash Incentive Plan, as set forth above in the “Restaurants Transaction Acceleration and Vesting of Awards Table,” the following table shows the actual payments made to Mr. Mohseni in connection with his separation from the Company pursuant to the terms of the separation agreement, effective as of April 27, 2017, between the Company and Mr. Mohseni. Under his separation agreement, Mr. Mohseni agreed to a general release of claims, a 2-year restrictive covenant not to compete with the Company or its affiliates, and a 2-year covenant not to solicit any employee of the Company or its affiliates to terminate his or her employment with the Company, in addition to the following payments:

Cash Severance Payment(1)	$1,309,318
Non-Equity Incentive Compensation(2)	$884,100
Other Benefits and Perquisites	$ -

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(1)	Consists of the following amounts (i) $1,260,000, which represents 90 percent of Mr. Mohseni’s base salary of $700,000 multiplied by 2; and (ii) $49,318, which represents the Company’s estimated obligation for the cost of premiums, and related administration fees, for group health (medical, dental and/or vision) for a period equal to 24 months, which includes $25,000 for life insurance.
(2)	Consists of a cash payment of $884,100, which represents Mr. Mohseni’s 2017 fiscal year bonus based on the actual achievement of the applicable performance goals for such period.

John Fisher. In addition to the accelerated vesting of Mr. Fisher’s outstanding equity awards under the Company’s Equity and Cash Incentive Plan, as set forth above in the “Restaurants Transaction Acceleration and Vesting of Equity Awards Table,” the following table shows the actual payment made to Mr. Fisher in connection with his separation from the Company pursuant to the terms of the separation agreement, effective as of April 1, 2017, between the Company and Mr. Fisher. Under his separation agreement, Mr. Fisher agreed to a general release of claims, a 1-year restrictive covenant not to compete with the Company or its affiliates, and a 1-year covenant not to solicit any employee of the Company or its affiliates to terminate his or her employment with the Company, in addition to the following payments:

Cash Severance Payment	$537,780 (1)
Non-Equity Incentive Compensation	$ -
Other Benefits and Perquisites	$ -
(1)	Consists of the following amounts (i) $525,000, which represents 18 months of Mr. Fisher’s base salary; and (ii) $12,780, which represents the Company’s estimated obligation for the cost of premiums, and related administrative fees, for group health (medical, dental and/or vision) for a period equal to 12 months.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners Table

The following table shows the stockholders known to us to be the beneficial owners of more than five percent of our outstanding common stock as of June 30, 2017 (or earlier date as reported by the beneficial owner), the most recent practicable date for the calculation of the ownership table with respect to the Annual Meeting. In preparing the table, the Company has relied upon information contained in Schedules 13D, 13G and 13FHR filed with the SEC, including any amendments to such Schedules.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
BlackRock Inc. 55 East 52nd Street New York, New York 10055	2,824,478 (3)	14.2%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	2,624,592 (4)	13.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	1,062,811 (5)	5.3%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, the individuals and entities named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.
(2)	The percent of class is based upon 19,930,672 shares of our common stock outstanding as of June 30, 2017. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2017 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Based on information contained in BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 12, 2017.
(4)	Based on information contained in Vanguard Group, Inc.’s Schedule 13G/A filed with the SEC on February 10, 2017.
(5)	Based on information contained in Dimensional Fund Advisors LP’s Schedule 13G filed with the SEC on February 9, 2016.

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Stock Ownership of Directors and Management Table

The following table summarizes, as of June 30, 2017, the amount of our common stock beneficially owned by each director, each individual named in the “Summary Compensation Table,” and by all of our current directors and executive officers as a group:

		Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner or Group	Director /NEO	Common Shares Presently Held	Restricted Stock and Restricted Stock Units Vested Or That Vest Within 60 Days(2)	Common Shares Which Can Be Acquired Upon Exercise of Options Exercisable Within 60 Days(3)	Total	Common Shares and Restricted Stock Units in Deferral Plans(4)	Percent of Class (5)

Douglas N. Benham	Director	5,500	0	0	5,500	24,443	*
Charles M. Elson	Director	4,623	2,695	0	4,623	5,049	*
Mary Kay Haben	Director	2,470	0	0	2,470	10,852	*
David W. Head	Director	4,557	0	0	4,557	2,695	*
Kathy S. Lane	Director	4,557	2,640	0	7,197	0	*
Eileen A. Mallesch	Director	13,080	0	0	13,080	16,196	*
Larry S. McWilliams	Director	6,702	2,640	0	9,342	0	*
Kevin M. Sheehan	Director	5,000	0	0	5,000	12,762	*
Michael F. Weinstein	Director	4,323	0	0	4,323	5,049	*
Paul S. Williams	Director	10,926	0	0	10,926	16,196	*
Saed Mohseni	Director & NEO	0	0	0	0	56,260	*
Mark E. Hood	NEO	32,636	0	0	32,636	1,643	*
J. Michael Townsley	NEO	40,152	0	0	40,152	34,741	*
Colin M. Daly	NEO	16,690	0	0	16,690	0	*
Richard D. Hall	NEO	40,344	0	19,284	59,628	0	*
John Fisher	NEO	7,752	0	0	7,752	5,787	*

All current executive officers and directors as a group (17 persons)		205,375	5,280	19,284	229,939	141,457	1.2%

*	Represents ownership of less than one percent of our outstanding common stock.
(1)	Note that the shares listed for a person who is both a director and officer are the total shares beneficially owned in both capacities. Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of common stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse. All fractional shares have been rounded to the nearest whole share. The Company has included for this purpose the gross number of shares of common stock deliverable, but actual shares received may be less if the participant elects to use shares for the payment of applicable withholding taxes.
(2)	Represents the number of shares of restricted stock and restricted stock units that are scheduled to vest within 60 days of June 30, 2017. Shares of restricted stock are shares of our common stock subject to transfer and other restrictions which lapse upon vesting of the restricted stock. Each restricted stock unit represents the contingent right to receive one share of common stock upon vesting of the unit. Shares of restricted stock have voting rights prior to vesting; restricted stock units do not. In August 2016, all of our directors received an award of 2,640 RSUs. All directors other than Ms. Lane and Mr. McWilliams deferred receipt of their August 2016 awards, which are reflected in the column titled “Common Shares and Restricted Stock Units in Deferral Plans” above.
(3)	Includes the number of shares of common stock that the named person can acquire upon the exercise of stock options currently exercisable or exercisable within 60 days of June 30, 2017.

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(4)	Represents the number of phantom shares of common stock held in the Company’s nonqualified deferred compensation plans, described in further detail under the section titled “Nonqualified Deferred Compensation for Fiscal Year 2017.” Phantom shares held in the deferral plans included in this table are payable solely in shares of the Company’s common stock following death, disability or termination. Phantom shares do not have voting rights. Includes total vested and unvested shares derived from stock awards, dividend equivalent rights earned on the aforementioned stock awards, and cash compensation deferrals subsequently invested into Company stock.
(5)	The percent of class is based upon 19,930,672 shares of our common stock outstanding as of June 30, 2017. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 2017, restricted stock units that are scheduled to vest within 60 days of June 30, 2017 and phantom shares held in deferral plans payable within 60 days of a termination event are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires that the Company’s directors and executive officers and any person or entity holding more than ten percent of our outstanding common stock report their initial ownership of our common stock, and any subsequent changes in their ownership, to the SEC. Specific due dates have been established by the SEC, and we are required to disclose in this proxy statement any late reports. We believe that during the 2017 fiscal year, our directors and executive officers timely complied with all Section 16(a) filing requirements. In making this statement, we have relied solely on a review of Section 16(a) ownership reports furnished to us during the 2017 fiscal year pursuant to the SEC rules and written representations from all such individuals that no annual Form 5 reports were required to be filed for them for the 2017 fiscal year.

STOCKHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, some stockholder proposals may be eligible for inclusion in our 2018 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our corporate headquarters, in care of our Corporate Secretary. We must receive all submissions no later than March 16, 2018. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, under our By-laws, if a stockholder wants to submit a proposal for the 2018 Annual Meeting of Stockholders other than in accordance with Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the stockholder may submit the proposal or nomination to our Corporate Secretary between the 30-day period starting April 25, 2018 and ending May 25, 2018. However, if the date of the 2018 Annual Meeting is changed by more than 30 days from the anniversary of the 2018 Annual Meeting, our Corporate Secretary must receive the notice no later than the close of business on the later of (1) the 90th day before the Annual Meeting or (2) the 10th day after the day on which we publicly disclose the date of the 2018 Annual Meeting.

Stockholders who intend to nominate an individual for election to the Board or to bring any other business before a meeting of stockholders must follow the procedures outlined in Section 2.07 of our By-laws. Under these procedures, the stockholder must be a stockholder of record at the time we give notice of the meeting, be a stockholder of record at all times from giving the notice

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provided until the time of the meeting, be a stockholder of record at the time of the annual meeting and be entitled to vote at the meeting. The stockholder also must provide a notice including the information specified in our By-laws concerning the proposal or the nominee and information regarding the stockholder’s ownership of our stock. We will not entertain any proposals or nominations at the Annual Meeting that do not comply with these requirements. If the stockholder does not also comply with the requirements of

Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. Our By-laws are posted on our website at www.bobevansgrocery.com in the “Investors” section under “Corporate Governance.” To make a submission or to request a copy of our By-laws, stockholders should contact our Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, the only business management intends to present at the Annual Meeting consists of the matters set forth in this proxy statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card (the Company’s management proxies) to whom you are granting your proxy, to vote in accordance with their best judgment on such matters. All valid proxies received by the Company will be voted unless they are properly revoked.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Annual Report on Form 10-K for the fiscal year ended April 28, 2017, or any of the other corporate governance documents referred to in this Proxy Statement by writing to the Corporate Secretary of the Company at 8111 Smith’s Mill Road, New Albany, Ohio 43054. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.bobevansgrocery.com.

The Annual Report is not to be regarded as proxy soliciting material, and our management does not intend to ask, suggest or solicit any action from the stockholders with respect to the Annual Report.

The information provided on the Company’s website is referenced in this proxy statement for information purposes only. The information on the Company’s website shall not be deemed to be a part of or incorporated by reference into this proxy statement or any other filings we make with the SEC.

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ATTN: ANDREW SLANINA 8111 SMITH’S MILL ROAD NEW ALBANY, OH 43054

THREE WAYS TO VOTE BEFORE THE MEETING

VOTE BY INTERNET

1)    Read the proxy statement and have the proxy card below at hand.

2)    Go to Web site www.proxyvote.com.

3)    Follow the instructions provided on the Web site.

4)    Proxies must be received by 11:59 p.m. Eastern Time on August 22, 2017.

VOTE BY PHONE

1)    Read the proxy statement and have the proxy card below at hand.

2)    Call 1-800-690-6903.

3)    Follow the instructions.

4)    Proxies must be received by 11:59 p.m. Eastern Time on August 22, 2017.

VOTE BY MAIL

1)    Read the proxy statement.

2)    Check the appropriate boxes on the proxy card below.

3)    Sign and date the proxy card.

4)    Return the proxy card in the envelope provided or return it to Bob Evans Farms, Inc.,

        c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

5)    Proxies must be received by 11:59 p.m. Eastern Time on August 22, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31402-Z70747	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BOB EVANS FARMS, INC.			Proposals
The Board of Directors recommends you vote FOR the election of the following nominees:
1. Election of directors	For	Against	Abstain
1a. Douglas N. Benham	☐	☐	☐
1b. Charles M. Elson	☐	☐	☐
1c. Mary Kay Haben	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
1d. David W. Head	☐	☐	☐	2.	Approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice.		☐	☐	☐
1e. Kathleen S. Lane	☐	☐	☐
1f. Eileen A. Mallesch	☐	☐	☐	The Board of Directors recommends you vote FOR EVERY 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain
1g. Larry S. McWilliams	☐	☐	☐	3.	Approve, on an advisory basis, the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
1h. J. Michael Townsley	☐	☐	☐
1i. Michael F. Weinstein	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
For address changes and/or comments, please check this box and write them on the back where indicated.			☐	4.	Ratify Ernst & Young LLP as our independent public accounting firm.		☐	☐	☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No		NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
NOTE: Please sign as name appears on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Joint owners should both sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

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ADMISSION TICKET

2017 Annual Meeting of Stockholders

Wednesday, August 23, 2017 - 8:00 A.M. EDT

Doors open at 7:30 A.M. EDT

Bob Evans Farms, Inc. - Dan Evans Training Center

8111 Smith’s Mill Road

New Albany, Ohio 43054

This is your admission ticket to the meeting. This ticket only admits the stockholder(s) listed on the reverse side of this card and is not transferable. Guests of stockholders are not permitted to attend the meeting. Further instructions for attending the meeting are contained on the inside cover of the Proxy Statement. You will be asked to present government-issued picture identification, such as a driver’s license. You may not bring cameras or recording equipment or similar devices into the meeting and cell phones must be turned off.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com

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E31403-Z70747

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 23, 2017

The undersigned hereby appoints Colin M. Daly and T. Alan Ashworth, or either of them, as his or her true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), to be held at the Dan Evans Training Center, 8111 Smith’s Mill Road, New Albany, Ohio 43054, on Wednesday, August 23, 2017, at 8:00 a.m. EDT and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

You are encouraged to specify your vote on the matters to be voted upon at the Annual Meeting by marking the appropriate boxes on the reverse side. This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. If this proxy is properly executed and returned but no direction is given, this proxy will not be voted. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Company 401(k) Plan Participants: If shares of common stock of the Company are allocated to the account of the stockholder identified on this card under the Bob Evans Farms, Inc. and Affiliates 401(k) Retirement Plan (the “401(k) Plan”), then such stockholder hereby directs Prudential Bank and Trust, FSB, the trustee of the 401(k) Plan (the “Trustee”), to vote all of the shares of common stock of the Company allocated to such stockholder’s account under the 401(k) Plan in accordance with the instructions given herein at the Annual Meeting, and any adjournments or postponements thereof, on the matters set forth on the reverse side. Your instructions to the Trustee are strictly confidential. If no instructions are given, the shares allocated to such stockholder’s account in the 401(k) Plan will not be voted.

The undersigned hereby acknowledges receipt of the Notice of Internet Availability of Proxy Materials for the proxy statement and the Company’s annual report to stockholders. The undersigned hereby revokes all proxies previously given to vote at the Annual Meeting or any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

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